As filed with the Securities and Exchange Commission on August 13, 2012

Registration No. 000-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF THE

SECURITIES EXCHANGE ACT OF 1934

DIVERSIFIED HEALTH & FITNESS, INC.

(Exact name of registrant as specified in its charter)

Florida	20-0586052
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1850 SE 17th Street, Suite 203, Fort Lauderdale, Florida 33316

(Address, including zip code, of registrant’s principal executive offices)

(954) 449-4700

(Registrant’s telephone number, including area code)

Copies of notices and other communications should be sent to:

Michael C. Bowen, CFO 1850 SE 17th Street, Suite 203 Fort Lauderdale, Florida 33316 (954) 449-4700 (954) 449-8985 (fax)	Charles B. Pearlman, Esq. Pearlman Schneider LLP. 2200 Corporate Boulevard NW, Suite 210 Boca Raton, Florida 33431 (561) 362-9595 (561) 362-9612 (fax)

———————

Securities to be registered pursuant to section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of (“accelerated filer and large accelerated filer”), an accelerated filer, or a non-accelerated filer in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☑

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this Form 10 are forward-looking statements about what may happen in the future. Forward looking statements include statements regarding our current beliefs, goals, and expectations about matters such as our expected financial position and operating results, our business strategy, and our financing plans. The forward-looking statements in this Form 10 are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events. The forward-looking statements generally can be identified by the use of terms such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. We cannot guarantee that our forward-looking statements will turn out to be correct or that our beliefs and goals will not change. Our actual results could be very different from and worse than our expectations for various reasons. You should review carefully all information, including the discussion of Risk Factors in Item 1A along with the financial statements and the notes to the financial statements included in this Form 10. The forward-looking statements in this Form 10 are made only as of the date of this Form 10 and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

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ITEM 1.

BUSINESS OF THE COMPANY

Unless indicated otherwise, references to “Diversified Health & Fitness,” “DHF,” “the Company,” “we,” “us,” or “our,” are references to Diversified Health & Fitness, Inc. and its wholly-owned subsidiaries, but do not include the stockholders of Diversified Health & Fitness, Inc. “U.S. dollars,” “dollars,” “USD” and “$” refer to the legal currency of the United States.

Abstract

Diversified Health & Fitness, Inc. is a Florida corporation. We are a franchisor and operator of health clubs and since July 2007 we have acquired over 200 franchise contracts through the sale of new franchises and the acquisition of existing franchise contracts. Our franchised health clubs include 13 distinct brand names: The Zoo Health Club, American Bodyworks, Fit for Her, FitZone for Women, Sedona Fitness for Women, ShapeXpress, Liberty Fitness, Access Fitness, The Blitz, Ultimate Women, Butterfly Life, 123 Fit, and Rejuvenate Health Fitness and Medspa. In the United States we operate in the following states: Alaska, California, Connecticut, Florida, Georgia, Indiana, Louisiana, Michigan, Missouri, Montana, Nebraska, Tennessee, New Jersey, New York, Oklahoma, Oregon, Rhode Island, Texas and Washington. We also acquired a total of 15 health club franchises located in Ireland, Japan and Canada. We recently opened two Company owned clubs in Oakland Park, Florida and Lake Worth, Florida which we operate under the Zoo Health Club brand name. We have also signed a lease for a third Company owned club to be located in Lauderhill, Florida. We expect this club to open in the fourth quarter of 2012.

Our Company was founded by Roger Wittenberns, a well-known name in the health club industry. His prior company, Lady of America, Inc. had over 1,000 franchised clubs before it was acquired by a large private equity group. He has also developed widely imitated concepts for health club billing and collections, franchise marketing and club member marketing. The Company intends to expand its operations in franchise sales, franchise contract acquisitions, and Company owned health clubs. The Company intends to leverage Mr. Wittenberns’ experience and private success to replicate his past accomplishments in the public arena. In addition, we have retained Charles Cavuoto to serve as Chief Operating Officer. From 1998 through 2005, Mr. Cavuoto was Executive Vice President of Franchise Sales and then President of Lady of America, where he helped build the company from 50 locations to more than 1,000 locations.

The economic downturn has created an opportunity for the Company to build or acquire Company owned health clubs. Retail centers nationwide are plagued by vacancies, forcing them to become more competitive on lease pricing. Retail centers that were previously unattainable due to high rent costs are now ready to offer significant build-out dollars, free rent for three months to a year, and low fixed rent. Equipment dealers are offering low money down leases and low fixed lease prices. In short, the Company sees a perfect storm of opportunity to build Company owned clubs.

In September 2011, we opened our first company owned club, which is operated under the Zoo name and is located in Oakland Park, Florida. In March 2012 we opened our second company-owned Zoo health club in Lake Worth, Florida. We have also targeted at least three additional locations in South Florida for the development of new, from-scratch Zoo health clubs. We have been conditionally approved by a landlord for a location of this type in Lauderhill, Florida. Our facility was chosen for the location over several other major national health club chains including Bally’s and LA Fitness.

Corporate Information

We were initially incorporated on July 23, 2007, under the laws of the State of Florida.

The address of our principal executive office is 1850 SE 17th Street, Suite 203, Fort Lauderdale, Florida 33316, and our telephone number is (954) 449-4700. We maintain a website at www.diversifiedhf.com. The information on, or that can be accessed through, our website is not incorporated by reference into this filing and should not be considered to be a part of this filing

We conduct some of our operations through our subsidiaries.

Business

Diversified Health & Fitness, Inc. is a franchisor of health clubs and since inception in 2007, we have acquired over 200 franchise contracts through the sale of new franchises and the acquisition of existing franchise contracts. We also operate two Company owned clubs.

Our Company has incorporated a two pronged strategy for growth: 1) acquiring existing franchises (including existing logo, trademark and websites) at attractive multiples of cash flow and 2) selling new franchises. Our new franchise sales are primarily of the Zoo and American Bodyworks brands. As a result of the experience gained through opening new franchises and managing a diverse portfolio of franchises, we have developed a third strategy centered on opening Company owned health clubs. As of the date of this Memorandum, we have opened Company owned clubs in Oakland Park, Florida and Lake Worth, Florida.

Club Concepts

All of our franchises and Company owned clubs are generally operated in facilities less than 20,000 square feet with a goal to provide affordable aerobic and health services on a month to month or one, two or three year membership basis as permitted by each state or jurisdiction. Memberships are offered on a contract basis requiring either a paid in full membership or the consumer may pay a registration fee and monthly dues, which are collected electronically. The electronic collection of monthly dues is an integral part of our operations. The general concept of each of our brands is to market affordable neighborhood fitness center service facilities, relying on strong pre-opening marketing, the use of easy, inexpensive initial registration, low automatically paid monthly dues and convenient neighborhood locations. Our standard concept plans include space for locker room facilities based on the assumption that most members need to quickly arrive, participate and return home. Focusing on an affordable, high-quality concept, our clubs typically do not include swimming pools, racquet ball courts, saunas, whirlpools or other non-core fitness services, due to the large cash investment and ongoing overhead expense these facilities require. The typical health center maintains a high profile position within the immediate trade area that will be at a site that has a high traffic count, is visible from the street, is easily accessible and is in a general area that includes residential neighborhoods having a middle class demographic profile.

We operate our Zoo and American Bodyworks brands on a coed basis in 6,000 to 20,000 square feet facilities. Our women’s only brands, Rejuvenate, Sedona Health Clubs and 123 Fit, are operated in 4,000 – 7,000 square foot facilities. Some of our brands offer childcare, daycare and aerobics. While most club hours are 5:00 a.m. to 10:00 p.m., others offer twenty-four hour key card access.

Industry

Americans’ continuing struggle with obesity, coupled with health clubs’ responses to new opportunities, has fueled the rapid growth of the fitness industry. As reported by International Health, Racquet and Sportsclub Association (IHRSA), the domestic fitness industry, which had 25 million members in early 1999, grew to 45.3 million members in the U.S. in 2010 and 100 million members globally. As recently as the early 1990’s, health clubs were typically co-ed gyms that promoted muscle-building exercises on stacked-weight equipment to an under-50’s clientele. Today’s fitness centers are likely to cater to a special demographic (teens, women-only, families, seniors) and to offer a comprehensive approach to wellness: fitness, nutrition, weight-loss, stress-reduction and diet including nutritional supplements.

According to information released by IHRSA, total U.S. fitness club industry revenues increased at a compound annual growth rate of 6.8% from $10.6 billion in 1999 to $19.1 billion in 2010. Total U.S. fitness club memberships increased at a compound annual growth rate of 4.5% from 30.6 million in 1999 to 45.3 million in 2010, and total number of fitness clubs increased at a compound annual growth rate of 7.7% from 15,372 in 1999 to 29,750 in 2010. Membership penetration (defined as club members as a percentage of the total U.S. population over the age of six) has increased from 12.9% in 1999 to 16.0% in 2010.

Obesity continues to be a growing problem in the United States. The Center for Disease Control and Prevention found that 68% of U.S. adults were considered overweight or obese in 2007-2008, an increase from 64.5% in 1999-2000. As healthcare costs rise in the United States, some of the focus in combating obesity and other diseases is being directed at prevention. Both government and medical research has shown that exercise and other physical activity plays a critical role in preventing obesity and other health conditions, thereby reducing healthcare costs.

Demographic trends have also helped drive the growth experienced by the fitness industry over the past decade. The industry has benefited from the aging “baby boomer” and “Eisenhower” generations as they place greater emphasis on their health, including a focus on fitness.

In addition, we should continue to benefit from the following favorable trends currently impacting the U.S. health club industry: (i) empirically measured longer work weeks among Americans, sustaining interest in “express” workout centers; (ii) rising health care costs; (iii) aging baby boomer generation; (iv) continued trend toward obesity among the U.S. population; and (v) increased awareness from consumers toward the need and benefits of a healthier and more active lifestyle.

Market

We have several brands concentrated in major metropolitan areas in the South, Southeast and Midwest. This creates a competitive advantage in terms of brand recognition, member generation and retention, franchise sales, and marketing. We have targeted these metropolitan areas for significant growth both in franchise sales and company owned health club opportunities. We specialize in franchising clubs that are less than 20,000 square feet.

According to IRHSA, the health club industry is divided into three segments: (1) small box facilities (less than 20,000 square feet); (2) medium box facilities (20,000 square feet to 60,000 square feet); and (3) large box facilities (greater than 60,000 square feet). We specialize in franchising health clubs that are less than 20,000 square feet, which according to IRHSA, is the segment that reports highest median revenue and median revenue growth. In recent studies conducted by IHRSA, financial performance in small box segment reported median revenue of $685,000 per club and median 4.5% revenue growth from 2006 to 2009. This segment also garners an average of $65.17 of revenue per member per month, which is the highest in the industry. This segment earns a median EBITDA of 17.5% and pre-tax earnings of 7.2%, out-pacing the large box segment (those with 60,000 or more square feet) by more than two percentage points in each case. The data indicates the small box clubs are able to achieve such profitability through high annual member retention rates (85% versus 70.6% for all other clubs) and lower spending on labor and member acquisition.

Competition

We offer a multiple number of brands, which are meant to appeal to various types of health club members. Our franchises and Company owned clubs, however, compete with other commercial health and fitness centers, physical fitness and recreational facilities established by local non-profit organizations, governments, hospitals, and businesses, amenity and condominium clubs, local salons, cafés and businesses offering similar ancillary services and, to a lesser extent, racquet, tennis and other athletic clubs, country clubs, weight reducing salons and the home fitness equipment industry. Larger commercial health and fitness center chains include, but are not limited to Equinox Holdings, Inc., Lifetime Fitness, Inc., Crunch, New York Health and Racquet, LA Fitness International LLC, 24 Hour Fitness Worldwide, Inc., Bally Total Fitness Holding Corporation, Gold’s Gym International, Inc., Retro Fitness, Snap Fitness and Planet Fitness. Competitors, which may have greater resources or greater name recognition than the Company, may compete with it to attract franchisees in its markets.

Competitive Strengths

We have capitalized on the business practices established by our founder, Roger Wittenberns. Based on his experience and knowledge, we believe we have created the following competitive strengths:

•	Lead Generation: We provide a strong Internet-focused lead generation system involving key search words for membership opportunity leads for the franchisees and Company owned clubs.
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Money Management: We require our franchisees to use a third-party vendor to collect all membership fees, which are paid solely via electronic funds transfer. We thus first retain our royalty and all other debts owed us by these clubs prior to releasing the remaining funds.

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Substitute Performance: We reserve the right to charge any debts incurred and unpaid by the franchisee (such as equipment leases, rent and advances made by us to our Company owned clubs) that would jeopardize the club’s operation or our good standing in the marketplace prior to dispersing monthly membership dues to that club.

•	Real Estate: We will not be a party to, nor liable for, any franchisee real estate leases. Franchisees are typically required to personally guarantee all fitness center leases.

Growth Strategy

Our current business model is based around the development of four primary and inter-related sources of revenue. They are:

•	One-time, upfront franchise fees from the sale of new franchises.
•	Recurring monthly, contractually obligated payments including royalties from franchisees ranging from 1% to 6% of franchisee revenues subject, in many cases, to monthly minimums.
•	Member fees from our Company owned clubs.
•	Revenue from the sale of approved fitness related products through our Company owned and franchised clubs.

Our current strategy is to:

•	Open additional Company owned gyms.
•	Grow through operational and marketing efficiencies that our management can offer to the franchisees of purchased chains.
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Save capital by acquiring franchises and Company owned gyms at a significant discount. We believe we are able to offer excellent support while increasing our margins significantly as compared to our competition.

Company Owned Clubs

The economic downturn has created an opportunity for the Company to build or acquire Company owned clubs. Retail centers nationwide are plagued by vacancies, forcing them to become more competitive on lease pricing. Retail centers that were previously unattainable due to high rent costs are now ready to offer significant build-out dollars, free rent for six months to a year, and low rents. Equipment dealers are offering low money down leases and low fixed lease prices. In short, the Company sees an opportunity to build Company owned clubs. We intend to operate Company owned clubs either as the sole owner or in a partnership with experienced health-club operators or investors.

The initial Company owned clubs are operated under the Zoo name and the business model is based upon a family friendly environment which will provide a full service fitness facility with many different services and programs, including a private woman’s only area, private and group training, sauna, tanning and child care. It is anticipated that more than 75% of the members will be women.

In September 2011, we opened our first Company owned club, which is operated under the Zoo name and is located in Oakland Park, Florida. The approximate size of the club is 20,000 square feet and financing was provided by an investor. We have successfully attracted over 1900 members since opening and have added significant revenues. In connection with the opening of the club, we acquired, through our interest in Diversified Health Club 1 LLC (“DHC”), certain assets and assumed certain liabilities of a failing Gold’s Gym, which had been previously operated at that location. DHC is a Florida limited liability company, which is owned 47.5% by us, 47.5% by investors and 5% by a third party. Pursuant to the terms of an Operating Agreement, we are the operator of the Zoo and can charge a management fee of 5% of gross revenues. We are not currently charging this fee, but we may in the future.

The assets purchased in this transaction were principally leasehold improvements valued by a third party at $958,511, of which $710,740 is leasehold improvements and $247,771 is furniture and equipment, and at closing DHC entered into a new lease with the landlord for the premises and thereafter made significant improvements. We also changed the employee base, market distribution system, sales force and operating rights and used a new trade name. Further, and unlike our Zoo business model, the former Gold’s Gym was not family friendly and a substantial amount of its members were “body builder” type men. In addition, the Gold’s Gym did not offer sauna and tanning. As a result, the composition of the Zoo membership is and will be substantially different than the Gold’s Gym membership.

In May 2012 we opened our second Company-owned Zoo health club. This 20,000 square foot club is located in Lake Worth, Florida and was formerly a “Stayin’ Alive” branded health club, which had ceased operations. Under the terms of the lease we will have nearly a full year of reduced rent. With insurance programs, such as Silver Sneakers, already in place, we believe this club has excellent potential for adding at least 200 new members per month. Like the Oakland Park Zoo, financing was provided by an investor and we operate the club.

We have executed a lease for a new, 10,000 square foot Zoo location in Lauderhill, Florida. We expect to begin pre-sales and open in the fourth quarter.

Through an operating partner, we have targeted at least two additional locations in South Florida for the development of new, from-scratch Zoo health clubs. Our operating partner has significant experience in the ownership, construction and operation of health clubs. We will retain a significant equity interest in these new Zoos and have a controlling operating interest in each club.

We believe for an optimally scaled health club of about 10,000 sq. ft., the total expense is approximately $100,000 to $250,000. We believe a health club fully equipped should generally become profitable in its first year. We expect to recoup 100% of our capital advances within three years while retaining a significant equity interest in the health clubs.

In terms of marketing for our Company owned clubs, we have developed a cost effective and high yielding strategy to attract members to our clubs. These include:

Postcards

There are two different marketing concepts using postcards. The first concept is marriage mail, an oversized post card that is placed in an envelope with other advertisers. Marriage mail is very cost effective. The second concept is direct mail where the oversized post card goes directly to a person’s mailbox. This method is more expensive but produces a higher membership return. The post cards are sent over a 30 day period covering all zip codes within a five mile radius from the club.

Newspaper

Local newspaper advertising can still be very effective. We run ads on Sundays over a 30 day period. Again the low price point creates a synergy between cost membership volume.

Lead boxes

50 to 100 lead boxes are placed with merchants in strip centers within a 3 mile radius of a health club. The lead box is extremely attractive and offers winning a free membership. Prospects fill out a contest slip in which everyone is a winner of a two week membership, and one person in the course of the month will win a one year membership. All the leads are called and invited in on the two week membership.

Flyers

Flyers are put on cars, in stores and distributed by club members with their church groups, softball groups, boys clubs etc. Free memberships are given to the groups that help us do this for their fundraising raffles.

Internet

We have a full time web designer and marketing team that creates and maintains websites for our health clubs. Through these portals we offer internet specials and on-line membership sign-ups.

Franchises

Acquisitions

Our historical growth has principally been based upon the acquisition of existing health club franchise agreements from small chains. Employing a combination of cash and equity, we have to date been able to acquire and develop more than 200 franchise contracts under 13 brands, including trademark, logo and operating manuals.

Through our industry experience, we have observed that many health club franchisors, who are often inexperienced in health club management, enjoy rapid initial success from collecting large franchise fees from the sale of new franchises. However, as economic realities have taken hold, new franchise sales became difficult and these franchisors have neither the operational skills, nor the financial strength to manage their franchise outlets successfully. As a result, these franchisors have become interested sellers.

As a result of our management’s experience in acquiring health club franchises, we have developed a detailed acquisition strategy which incorporates the following elements:

•	We purchase only assets, which include franchise agreements, trademark, logo, operating manuals, marketing material, apparel and supplement inventory and web sites, owned by the selling entity.
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Franchise Agreements generally have a life of 10 years. These Agreements require monthly payments to the franchisor (us) of royalty fees, marketing fees and often other fees for internet and other services. In most cases, the payment of these fees is personally guaranteed by the franchisee for the life of the contract.

•	We assume no liabilities in our acquisitions nor do we take on any direct operational responsibilities for the clubs owned by our purchased franchisees.
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The purchase price of a franchise chain is usually three times annual royalty stream as represented by the monthly fees. Of this amount, one third is paid in cash of which half is paid at closing and the balance paid 90 to 120 days later based on certain preconditions include the continuing performance of the purchased franchise contracts and the conversion to the Company’s billing platform - an important step to control cash flow. The remaining two thirds of the purchase price are usually in the form of Common Stock again payable one half at closing and the balance in 90 to 120 days subject to the same performance conditions.

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Prior to acquisition, we require the seller to provide all franchise contracts for review and to allow interviews with existing franchisees. These interviews allow us to assess its ability to be effective in the retraining and retooling of the individual clubs and their operating procedures as well as to assess the overall strength of the chain. Also prior to acquisition we do a lien search on all trademarks and assets

To some extent, when we acquire the franchise contracts of a chain of health clubs, it is similar to acquiring a portfolio of leases or other financial instruments that specify a series of recurring contractual payments over time. We manage these contracts through our operations, finance and accounting departments to enhance our yield by working with the franchisees to strengthen their businesses.

As part of our acquisition strategy, we require our acquired franchisees to engage third party billing services. Under our contractual relationship with these services, they collect all recurring payments from the franchisees via Electronic Funds Transfer (EFT) and directly transfers fees, also by EFT, to our Company periodically during the month. These companies also provide financial services for the individual clubs owned by franchisees, including collection of club members’ monthly dues and expenditures. The vendor also supplies us with numerous reports on remittances not only of our franchisees, but also those of the individual club members, which enables us to monitor the financial health of our clubs.

Of significant importance is the fact that when the billing services vendor is involved in the collection process, all funds collected by the individual franchisee clubs flow through to Company controlled accounts, thus assuring us of timely payment of all of its monthly fees.

In order to enhance the growth of our core franchising concepts, and to take advantage of significant opportunities that existed in the industry, we have made eleven acquisitions of various franchise brands. The acquisitions cover facilities in about 35 states and three countries. A summary of our acquisitions is as follows:

American Bodyworks™. In October 2009 we acquired 21 American Bodyworks franchise agreements. Similar to our Zoo health clubs, all American Bodyworks clubs are in the Atlanta, Georgia area.

123 Fit. In April, 2009, we acquired 21 123 Fit franchise agreements. The clubs offer 30-minute workouts, comprehensive weight-loss programs, online nutritional programs and affordable personal training. The clubs are co-ed. The clubs are located in Arizona, Alaska, Colorado, California, Florida, Mississippi, Missouri, Montana, Massachusetts, Oregon, Texas and Washington.

Butterfly Life. In March 2009, we acquired 69 Butterfly Life franchise agreements in the United States and three franchise agreements in Japan. The Butterfly Life concept is to provide a women’s fitness franchise with an integrated approach to weight loss and healthy living. Their fitness health system integrates the traditional components of weight loss, nutrition and exercise with psychology, beauty and fashion. The United States’ clubs are located in over 20 states throughout the country.

Ultimate Women. In January 2009, we acquired ten Ultimate Women franchise agreements. These clubs, averaging about 2,600 square feet, focus on women only memberships. Ultimate Women clubs provide a full service fitness facility with many different services and programs. The clubs are located in Canada, Ireland, Kansas and Missouri.

Blitz Total Fitness. In January 2009, we acquired six Blitz Total Fitness franchise agreements. The Blitz™ concentrates on providing a cross-training exercise program that combines strength training, boxing and martial arts in a short training circuit. The clubs are co-ed. The clubs are located in Texas, Illinois, Pennsylvania and Canada.

Access Fitness™. In October 2008, we acquired seven Access Fitness franchise agreements. Access Fitness are co-ed health clubs. The clubs are open 24 hours and seven days a week and maintain all pin select equipment. The clubs are located in Oklahoma, Missouri and Florida.

Fit-Zone for Women™. In October 2008, we acquired 25 Fit Zone for Women franchise agreements. Fit-Zone for Women offers a wide variety of workout plans, ranging from a 20/30 minute workout using Nautilus, Hoist and Roc-It for women equipment to a full array of group classes including Pilates, Yoga, Step Aerobics and body sculpting classes included as part of the membership cost. The clubs offer a weight loss program, infrared sauna and tanning at additional cost. The clubs are located in Michigan, Indiana, and Illinois.

Fit For Her™. In July 2008 we acquired 15 Fit for Her franchise agreements. Fit for Her fitness centers operate 24 hours and 7 days a week and are for women only. The clubs are located in Oklahoma, Arkansas, Florida and Texas.

Sedona Fitness Company™. In May 2008, we acquired 10 Sedona franchise agreements. Sedona is a chain for women which combines fitness programs and spa services. The clubs are located in Texas, Rhode Island, Wyoming, New York and Pennsylvania.

ShapeXpress Inc. In May 2008, we acquired 29 ShapeXpress™ franchise agreements. These clubs, averaging about 2,600 square feet, focus on women only memberships. ShapeXpress clubs provide a full service fitness facility with many different services and programs. The clubs are located in Pennsylvania, New Jersey, Missouri, Texas, Oklahoma, Oregon, Indiana and California.

Liberty Fitness and Liberty Weight Loss. In December 2007, we acquired 23 franchise agreements covering existing Liberty and Weight Loss Express Clubs. Each Liberty Weight Loss facility is designed to provide weight loss and fitness coaching. These clubs are co-ed. The clubs are located in North Carolina, Florida, Pennsylvania and California.

New Franchise Sales

We are actively engaged in the sale of new franchises principally under the Zoo and American Bodyworks brands and to a lesser extent, Fit for Her and Fit Zone. As our portfolio of brands increases, we are able to offer prospective franchisees the opportunity to pick and choose a brand to franchise based on demographics, area competition and receptivity of the underlying health club concept. In fact, interested parties often show initial interest in one brand only to end up purchasing another of the Company’s brands.

The Company generates leads for its new franchise sales from multiple sources, including the internet, franchise member inquiries and telephone sales. We have developed numerous techniques for internet lead generation including search optimization techniques, use of keywords and portal optimization. We estimate that we generate about 500 to 1,000 new leads every month.

The Company currently offers a single franchise unit for $14,999, $24,999 for four units and $34,999 for up to eight units. We have also been successful in selling and generating revenue from area development fees. The revenue associated with an area sale are specific to the territory being purchased and generally include exclusive rights to a percentage of the franchise sales in the territory along with the royalty fees associated with clubs locating in the developers territory. Most developers are contractually obligated to build and sell a pre-negotiated number of health clubs in their territory.

The Company estimates the following costs, inclusive of fees, for the build-out and opening of a new health club for a franchisee: Rejuvenate Health Fitness and Medspa, Sedona, Fit for Her, FitZone for Women- $62,399 to $400,999; Access Fitness- $79,399 to $294,299; The Zoo- $71,149 to $415,499; American Bodyworks- $236,250 to $375,500. The costs are directly related to the square footage of a health club.

In addition to providing cash flow from fees, the sales effort also provides us with numerous ancillary benefits:

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By maintaining our market presence, we remain knowledgeable about new trends and developments in the industry which includes such items as membership pricing, lease rates for properties in various markets across the country and the relative popularity of the different types of health club concepts.

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The sales department maintains a database of all potential leads and can assist existing franchisees in the resale of their clubs for a placement fee which, as stipulated in the franchise agreement, is $5,000.

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The sales department is actively involved in all aspects of the design and implementation of a new franchisee’s club, including helping to negotiate the premises lease, designing the layout of the club, ordering the exercise equipment and providing its lease finance. In this manner, sales generates a rebate from suppliers to the club of a percentage of the supplier’s gross sale amounting to as much as $25,000 for the build-out of a new club as well as ongoing rebates from such items as supplement sales and sales of general merchandise.

Current Franchises

As of March 31, 2012, we had approximately 66 franchise outlets and member transfer affiliates in the United States. The following table sets forth the location, by state, of these outlets.

State	Outlets	State	Outlets	State	Outlets

Alaska	1	Louisiana	1	New York	1
California	3	Michigan	14	Oklahoma	8
Connecticut	1	Missouri	1	Oregon	2
Florida	8	Montana	1	Rhode Island	1
Georgia	15	Nebraska	1	Texas	3
Indiana	2	New Jersey	1	Washington	2
				U.S. Total	66

We also acquired a total of 15 health club franchises located internationally:

Country	Outlets	Country	Outlets	Country	Outlets

Japan	6	Ireland	8	Canada	1

			International Total		15

Also at March 31, 2012, we had six additional franchise clubs under development. We also have agreements with some of our domestic franchisees under which they have an option to open one or more additional locations, for which they have already paid us the initial franchise fee. These fees are not refundable.

We do not depend on any one or group of individual franchisees.

While we have purchased over 200 franchise contracts, we expect attrition in each acquisition from under performing clubs. This is reflected in the chart above. Many of the contracts we purchase have underlying health clubs with weak fundamentals, struggling management, burdensome premises leases, or unsatisfactory locations. When a health club closes we endeavor to transfer the membership base to a nearby facility and collect termination fees from the franchisees. When we transfer members to a new club we contract to keep a portion (up to 50% in most cases) of the transferring draft. Oftentimes the combination of the transferred draft and the termination fee will result in payments to us exceeding the royalties we would have otherwise received.

Franchise Agreements

To be eligible to be our franchisee, an individual must have a minimum net worth of $150,000, access to at least $75,000 in capital, and pass a background and credit check. He or she must also show an enthusiasm for our brand and the discipline to follow our business model, among other qualities.

Our minimum location size is generally 3,000 square feet. We approve the proposed site for a franchise location and consider factors such as the median household income for the area, the cost of living and level of average disposable income per household, population density and the attitude of the local population concerning required travel times to a location.

Franchisees typically obtain bank financing, which may involve a Small Business Administration loan, to fund their franchises. We provide them a model business plan that they use to determine their financing and seek a lender. We suggest financing alternatives based on our experience with existing, similarly situated franchisees. We typically award a franchise and accept the initial franchise fee before the franchisee secures financing. The reason is that lenders generally require proprietary information regarding the franchise concept and a business plan before considering a loan.

Under our current form of agreement, our domestic franchisees are required to pay an initial franchise fee ranging from $14,999 for the right to open a single outlet, $24,999 for the right to open four outlets and $34,999 for the right to open up to eight outlets. Our franchises are required to pay us the following fees during the term of our franchise agreement:

•	Royalty fee ranging from 1% to 6% of monthly gross receipts with a minimum royalty of $395.00 per month to a maximum of $1,000.00 per month.
•	Marketing support fee ranging from $100.00 to $295.00 per month.
•	Money management collections and membership processing fee ranging from 3.4% of amount processed to 5.4% of amount processed.

Franchise renewal fees will be on terms then being currently offered by us to potential franchisees. At present we are waiving any and all renewal fees. Our franchise agreements have an initial term of ten years, renewable for an additional ten-year term by the franchisee delivering written notice to us of their intention to renew not less than six months before the expiration of the initial term. Renewal is subject to the franchisee being in compliance with our franchise agreement. In the event of the termination of a franchise agreement, our franchisees are subject to a two-year non-compete restriction which prohibits the franchisee and its officers, directors, shareholders, employees and agent in having any direct or indirect interest in any business that engages in the same line of business as our Company within a six-mile radius of the health center. Our franchisees are prohibited from transferring the franchise agreement without our prior written consent.

The terms and conditions of any future franchise agreements may be different than those described above. We must file an annual disclosure document in certain of the U.S. states in which we have locations under state franchise law. We are required to file the current version of our agreements with that document, and if we make material changes to our agreements, we must amend our state disclosure document at the time of the change.

Franchisee Recruitment

We have two primary marketing channels for the recruitment of prospective franchisees in the United States. Approximately 25% of our U.S. franchisees are recruited by our area representatives, who receive a commission for new franchise sales and share franchise fees and royalties with us for the franchises in their territory. We identify the remaining 75% of our franchisees though internal marketing tools such as our website, franchisee member referrals and newspaper and internet-based advertising. Occasionally we also receive franchisee referrals from independent brokers, to whom we pay a commission for referrals that ultimately result in an award of a franchise.

For our international franchise operations, we identify master franchisors primarily through trade shows and Internet-based advertising. In addition, we have also on occasion retained U.S.-based commercial services that specialize in facilitating partnerships between U.S. and foreign businesses.

Our Equipment and Suppliers

We have formed relationships with major equipment manufacturers, including, but not limited to Precor, Lifetime, Matrix and Hoist. We are not dependent on any single supplier. If any supplier became unable to meet its obligations to us, we believe we could readily replace it without difficulty, based on our knowledge of the available alternative suppliers in our industry.

All of our equipment suppliers have agreed to indemnify us against claims caused by the design or malfunction of their equipment and we are listed as a co-insured on some equipment suppliers’ liability policies.

Operations

The Operations Department is a significant and important part of our business. With four franchise training support and training personnel, two marketing and advertising support personnel and a director of corporate support, it is responsible for improving the profitability of the Company’s franchisees. It is the Company’s view that without successful operations at the Company owned and franchisee level, its ability to grow its business would be significantly impaired.

Training and Support

Through our Operations Department, we are able to offer first-quality training and support for new Company owned gyms and franchisees including business planning, advertising and marketing strategy, business start-up guidance and lead generation skills. The group also creates and participates in “Pre-Sales” for all new Company owned clubs and franchisees where new memberships are sold, in advance of the new club’s opening. The pre-sale goal for each new club is to have 250 members signed up before opening. To date, the Company is averaging 200 members in each new pre-sale. Break-even for a new club, dependent on size and overhead, is on average within a range of 800 to 1,000 members.

Periodically our Operations group conducts its “Health Club University”, which is a five day seminar for new franchisees. During this period, new franchisees are given in-depth training on how to build and manage a profitable franchise. Lessons are conducted both in a group and a one-on-one basis to emphasize different skills needed in the varying club concepts.

Operating a successful health club is dependent upon getting and maintaining members and up-selling the membership to new programs and any other ancillary revenue that the clubs include as services, These ancillary revenues include, but are not limited to one-on-one personal training sessions, group personal training sessions, weight loss programs, specialty classes, tanning, infrared sauna and product sales. Our Operations Department is designed to help the franchisees help themselves in getting more members and increasing sales to the membership base.

When a new Company owned club or franchise opens, the Operations Department develops an action plan for each club. This plan is designed to

•	Increase membership
•	Increase community awareness
•	Add ancillary revenue streams through:
	•	Designing and introducing promotional programs such as the Sauna Study, Get Fit and Weight Loss Program, Fit Teen Program and Our Three Equals Free Referral program, all help build membership sales.
	•	Creating weight loss programs designed to enhance weight loss and supplement product sales
	•	Developing personal training programs – both one-on-one and group events that significantly enhance club revenues

On an ongoing basis, the Operations Department provides all Company owned clubs and franchisees with training and training materials, support conference calls and webinars and even conducts on-site new membership drives to increase monthly revenue for individual franchisees. The Operations Support Team provides either on-site training or regional group training twice a year for our brands. All of these activities have the goal of increasing individual club revenue and thus, Company owned and franchise fees and other fees payable to the Company.

Marketing

We engage in marketing and advertising activities for the benefit of our Company owned clubs and domestic franchisees.

Our marketing strategy primarily focuses on growing our membership base, increasing profitability on a per customer basis and building and sustaining brand equity. In pursuit of these objectives, we have the combined advantages, relative to many of our competitors, of existing high levels of brand awareness and preference, leading market positions and the ability to derive economies of scale from a regional multi-club platform and a centralized marketing function.

Brand awareness and preference is aided by a number of factors, including the visibility of multiple retail locations and associated signage across each region and, an established membership base that generates word-of-mouth and referrals. These factors provide a strong foundation for our ongoing marketing and advertising efforts.

Our regional concentration and clustering strategy creates economies of scale in our marketing and advertising investments which increase their overall efficiency and effectiveness. Clustering enables broader reach and higher frequency for regional advertising campaigns that typically include a mix of geo-targeted and behaviorally targeted digital media, such as paid search, email blasts, online banners and video, as well as other emerging new media vehicles. These broader market efforts are bolstered by local marketing plans and tactics, which include direct mail, local sponsorships and co-promotions, community relations and outreach and street-level lead generation activities. Optimization of marketing mix through measurement and modeling of the effectiveness of various media investments and formats continues to be a priority.

We are positioned in the upper-value segment of the health club market and our advertising and marketing communications support and reinforce our position by consistently conveying high quality, market-leading convenience and a relevant and differentiated product offering. In contrast to most health club advertising, we generally forego depicting images of hard bodies, facilities and gym equipment. Instead, we favor messaging focused on linking the current promotional offering to a relevant message supporting the widely accepted and numerous benefits of exercise. We believe this approach is easily communicated and understood and makes our product more approachable for all consumers regardless of their health club experience.

Promotional marketing campaigns will typically feature opportunities to participate in a variety of value-added services such as personal training, small group training and youth centered sports activities. We also may offer reduced joining fees to encourage enrollment or split the registration fee to gain two members for the price of one. We offer a “Community Give Back” program to teachers and city and state employees. Additionally, we frequently sponsor member referral incentive programs and other types of member appreciation, acquisition activities and internal promotions to enhance loyalty and to encourage more members to take advantage of our ancillary services.

In 2009, we revamped our principal web site, www.diversifiedhf.com. We improved the site to facilitate its navigation, functionality and usability and to enhance the member experience. The individual brand sites provide information about club locations, program offerings, exercise class schedules and sales promotions. The web site also allows our members to give us direct feedback about our service levels and enables prospective members to sign-up for trial memberships or other promotions in our clubs. Prospective members can also initiate their membership enrollment process using our web site. There are plans to improve access to personal training information on our web site and we are planning for the addition of community functions such as social networks, polling features and discussion boards.

Sales

Through our operation and marketing departments we assist our Company owned clubs and franchisees in the sale of memberships. Our membership consultants are responsible for new membership sales in and around their designated club locations. These consultants report directly to the club general manager. We provide additional incentive-based compensation in the form of commissions and bonuses contingent upon individual, club and Company-wide enrollment goals. Membership consultants must successfully complete a two-month, in-house training program through which they learn our sales strategy. In making a sales presentation, membership consultants attempt to match the needs to each prospective member by emphasizing all the aspects of our clubs’ selection of equipment, classes and multi-recreational offerings, if available, and the quality of our staff.

We also assist in online sales of memberships. The online sales channel offers a high degree of convenience for customers who know and trust our brand and do not require up-front interaction with a membership consultant to make their decision. In addition, selling online significantly reduces our cost of sale.

Our existing members are presently enrolled under three principal types of memberships:

Our No Contract Membership has the highest dues and entitles members to use one club. The current list price of this membership can range from $14.95 to $49.95 per month depending on the club brand

Our “Limited” Membership entitles members to use one location and workout three times a week only.

Our “Most Popular Program” Membership allows members to use all locations world-wide; is auto-renewable and includes our “Three Equals Free” program which allows members to receive a discount on their membership for referring their friends.

We periodically emphasize these specialized membership packages in accordance with our marketing and sales strategic plan.

We offer both “month-to-month” and “commitment” membership payment plans. Month-to-month memberships may be cancelled by our members at any time with 30 days’ notice. These memberships usually have joining fees which require a fee payable at time of joining. We may also collect first and last months’ dues. Under the commitment model, new members commit to a 12, 18 or 24 month membership. These memberships are priced at a moderate discount to the month-to-month membership. In addition, as an introductory offer for pre-sold memberships and new member drives, we may offer $10 month-to-month memberships. This initiative is mean to dramatically increase membership numbers and “create a buzz” within the community. The $10 membership is typically offered to the “first 100” members to join a new club and is meant to drive in new members while up-selling them on á la carte health club services and longer term memberships

Advertising

We invest substantial resources to generate qualified leads to whom it can introduce its various health club concepts and create new franchisees. The bulk of these funds are spent on various “portals” which are websites that individuals interested in franchising are apt to use. The Company has years of experience in using portals and has developed to determine which portals are effective for which brands, how to drive traffic to these portals and how to capture interested web traffic.

Real Estate

As part of our operations support we have entered into an agreement with a commercial real estate firm to provide comprehensive real estate service to new franchisees as well as to support existing and purchased franchisees. Under this arrangement, the firm provides two senior real estate executives who commit substantial time to offer the following services:

•

For prospective franchisees, the firm will provide up to three sites that they have researched as available on an economic lease basis within the territory of the franchisee candidate. As part of the research, a map is provided with all competitor locations pinpointed along with detail about the identified sites. Generally the landlord has been contacted and there have been preliminary discussions concerning free rent and tenant improvement allowances.

•

Once a new franchisee is committed, the real estate group, working with the sales department, negotiates the lease terms for the franchisee including, most importantly, the build out funds to be supplied by the landlord

•

The real estate group is available to renegotiate existing leases for clubs acquired through the Company’s acquisition program. This is possible because the real estate department has extensive experience with health club lease terms nationwide.

Our Intellectual Property

Trademarks

We have registered the following proprietary trademarks on the Principal Register of the United States Patent and Trademark Office.

Trademark	Date Registered	Reg. Number
Access Fitness	August 4, 2009	3662278
Fitzone	November 10, 2009	3708093
Fitzone for Women	May 31, 2005	2957635
Fit for Her	December 20, 2005	3031232
Liberty Fitness	January 13, 2009	3561987
Rejuvenate Health	March 3, 2009	3583395
The Zoo Health Club	November 4, 2008	3526572
American Bodyworks	December 25, 2007	3361110
American Bodyworks 24-7 Fitness	August 15, 2008	3413607
Sedona Fitness Company	January 1, 2008	3363434
ShapeXpress	May 18,2004	2842330
The Blitz	September 9, 2003	2761693

We have filed all required affidavits, and the registrations are not yet due for renewal. Once registered, and assuming all required affidavits are filed timely, the marks listed above have a ten year term, and may be renewed for an additional ten year term. We have not registered any of our trademarks in foreign jurisdictions. We do not own any state trademark registrations.

There are currently no effective determinations of the U.S. Patent and Trademark Office, Trademark Trial and Appeal Board, the trademark administrator of any state or any court, no pending interference, opposition or cancellation proceedings, nor any pending material litigation involving any of the proprietary trademarks listed above.

Patents, Copyrights and Proprietary Information

We do not own any registered patents or copyrights that are material to our business. However, we claim common law copyright and trade secret protection for several aspects of our franchise system including our Operations Manual and our marketing and business materials. There are no current determinations, proceedings or litigation involving any of our copyrighted materials.

Regulation

We are subject to federal and state franchise laws requiring extensive disclosures by franchisors to current and prospective franchisees, primarily through franchise disclosure documents. State laws also prohibit fraud in the sale of franchises.

Employees

Excluding contract labor, as of March 31, 2012, we employed 26 full-time employees and 16 part-time employees/consultants. The following table sets forth the number of our employees by function as of that date:

Functions	As of March 31, 2012
Franchise sales	2
Company-Owned Club Employees	16
Information technology, marketing and franchise support	4
Administration, accounting, and legal	3
Executive management	1
TOTAL	26

Our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. None of our employees are represented by a labor union, and, based on our experience with our staff; we believe our employee relations are good.

Insurance

We have coverage’s, including general liability insurance, business income insurance under our commercial property policy, employment practices liability insurance, errors and omissions insurance, directors and officers liability insurance, workman’s compensation insurance and key-man life insurance. We require each of our franchise locations to have a minimum of $1,000,000 in commercial general liability coverage and certain other coverage’s. Our franchisees are also required under their franchise agreements to maintain products liability coverage and to name us as an additional insured. Our goal has been to obtain insurance coverage that is customary and standard for companies of comparable size in comparable industries in the United States.

ITEM 1A

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this filing, before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the value of our common stock could decline, and you may lose all or part of your investment. The risks described below are not the only ones we face. Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our operations and business results.

Risks Related To Our Business

We have a history of losses and cannot assure you that we will be profitable in the foreseeable future, if ever.

We have incurred net losses since inception, including net losses of $1,114,084 for the fiscal year ended December 31, 2010 and $1,036,444 for the fiscal year December 31, 2011. We have funded our operations in part through the sale of our common stock and our 10% Convertible Debentures. There is no assurance that we will be able to rely on obtaining similar financings or sell additional equity in the future, and therefore, our ability to remain in business will depend upon being able to achieve positive cash flow from operations and net income. We expect to incur losses in 2012 and may never become profitable. We expect our expenses will increase substantially for the foreseeable future as we seek to expand our operations, implement internal systems and infrastructure and hire additional personnel.

We may require additional capital and we may not be able to obtain it on acceptable terms or at all.

At March 31, 2012, we had cash and cash equivalents of $168,069. We will need additional capital, and our needs may increase due to a change in business conditions, our inability to achieve our targeted growth milestones or other future developments that negatively affect our cash flows from operations.

If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

•	investors’ perception of, and demand for, securities of United States-based companies involved in the health club business;
•	conditions of the U.S. and other capital markets in which we may seek to raise funds;
•	our future results of operations, financial condition and cash flows; and
•	economic, political and other conditions in United States and other international markets where we may seek to establish a presence.

Financing may not be available in amounts or on terms acceptable to us, if at all. If we fail to raise additional funds on terms favorable to us, or at all, our business, financial condition and results of operations could be materially adversely affected.

We are not current on our obligations to pay interest on our 10% Convertible Debentures.

We currently have outstanding Debentures in the principal amount of $435,555 with $73,584 accrued interest at March 31, 2012. We are negotiating with holders of the Debentures to convert the remaining principal and accrued interest into units in the next offering (the Converting Holders). Converting Holders will be entitled to payment of accrued interest and a reduction in principal in an amount not to exceed $108,889. The Debentures are secured by all assets of the Company.

With respect to Debenture Holders opting not to convert (the Non-Converting Holders), we are currently in default on the payment of their interest. The default interest may increase from 10% to 18% per annum and payment of the principal may be accelerated. A final balloon payment of all outstanding principal, accrued and outstanding interest was to be paid on October 27, 2011. The holders of the debentures have the right to convert all or any part of the outstanding balance of the debentures into shares of Common Stock, upon 15 days prior written notice to the Company, at a conversion price equal to the lesser of: (i) $1.00 per share of Common Stock; or (ii) 75% of the price per any security offered by us in any subsequent securities offering.

We have yet to generate significant revenues from our Company Owned business model and consequently cannot provide any reasonable assurances that such business model will be successful.

Although we have been in operation since 2007 and currently have over 80 franchisees, we have recently developed our Company owned business strategy. While we have recently opened two Company owned clubs, we have only generated nominal revenues to date. Due to this lack of operational history in connection with our Company owned strategy, any prediction of future results of operation is difficult. We can provide no assurance that our Company owned clubs will be profitable, have a positive cash flow or otherwise be successful.

Implementing our expansion strategy may strain our resources.

Our expansion strategy, most particularly the development of Company owned clubs, may strain our management, financial and other resources. We must attract and retain talented health club operators and franchisees to maintain the quality and service levels at our existing and future clubs. Additionally, we must continue to enhance our operational, financial and management systems. We may not be able to manage these or other aspects of our expansion effectively. If we fail to do so, our business, financial condition, operating results and cash flows could suffer.

If we are unable to sell new franchises, or open new clubs on time, our revenue growth rate and profits may decline.

To expand our business and increase our revenues, we must constantly identify new franchise or Company owned club opportunities. In addition, we and our franchisees must open new clubs on schedule and in a profitable manner. In the past, our franchisees have experienced delays in club openings due primarily to the difficulty in obtaining financing, and they may experience similar delays in the future. We or our franchisees may not be able to achieve our expansion goals. Further, any clubs that our franchisees open may not obtain operating results similar to those of our existing clubs. Our ability to expand successfully will depend on a number of factors, many of which are beyond our control.

We are dependent on our franchisees and their success.

Our performance depends upon our ability to attract and retain qualified franchisees and the franchisees’ ability to execute our concept and capitalize upon our brand recognition and marketing. Our inability to recruit franchisees who have the business skill, experience and financial resources necessary to open gyms on schedule, and who will conduct operations in a manner consistent with our concept and standards, will have an adverse effect on our business and results of operations.

We will rely on the accuracy of the unaudited financial information we receive from our franchisees, over which we do not have direct supervision or control and which we may not routinely audit.

Under our franchise agreements, the franchisees will be required to report financial and other data to the Company, including their revenues and results of operations. We will rely on franchisee data to make important business decisions. However, we will not routinely audit the information that the franchisees report to us, and we do not have direct supervision over the reporting of the franchisees. Therefore, we will be unable to ensure that the data reported by the franchisees is accurate. If the data reported by our franchisees is not accurate, it may cause determinations made by us in reliance on the reported data to be inaccurate and may result in less informed business decisions by management.

Franchise regulations could limit the ability to terminate or replace unproductive franchises, which could result in lower franchise royalties.

Applicable laws may delay or prevent the termination of an unproductive franchise or the withholding of our consent to renew or transfer a franchise, which could result in lower franchise royalties. As a franchisor, we are subject to federal, state and international laws regulating the offer and sale of franchises. These laws also frequently apply substantive standards to the relationship between franchisor and franchisee and limit the ability of a franchisor to terminate or refuse to renew a franchise. Compliance with federal, state and international franchise laws can be costly and time consuming, and we cannot be certain that we will not encounter delays, expenses or other difficulties in this area. Further, the nature and effect of any future legislation or regulation of our franchise operations cannot be predicted.

Our franchisees may take actions that could harm our business.

We provide training and support to franchisees, but the quality of franchised gym operations may be diminished by any number of factors beyond our control. Our franchisees are independent contractors and are not our employees and may not have the business acumen or financial resources necessary to operate successful franchises in their franchise areas. Consequently, franchisees may not operate gyms in a manner consistent with our standards and requirements or may not hire and train qualified managers and other gym personnel. If franchisees do not adequately manage their gyms, our image and reputation, and the image and reputation of other franchisees, may suffer materially, and system-wide sales could significantly decline. The interests of franchisees may conflict with our interests. For example, whereas franchisees are concerned with individual business strategies and objectives, we are responsible for ensuring the success of the entire range of our products and services. In addition, we may also face potential claims and liabilities due to the acts of our franchisees based on agency or vicarious liability theories.

We must identify and obtain a sufficient number of suitable new gym sites for us to sustain our revenue growth rate.

We require that all proposed gym sites meet site-selection criteria established by us. We and our franchisees may not be able to find sufficient new sites to support our planned expansion in future periods. We face significant competition from other gym companies and retailers for sites that meet our criteria and the supply of sites may be limited in some markets. As a result of these factors, our franchisees’ costs to obtain and lease sites may increase, or they may not be able to obtain certain sites at a cost they can afford. This may, in turn, reduce our growth rate.

Our clubs may not achieve market acceptance in the new geographic regions we enter.

Our expansion plans include opening clubs in new markets where we or our franchisees have little or no experience. The success of these new clubs will be affected by the different competitive conditions, consumer preferences, discretionary spending patterns, and social customs in the new markets as well as our ability to generate market awareness of our brands. Sales at clubs opening in new markets may take longer to reach average annual club sales, if at all, thereby affecting the profitability of these franchises and Company owned clubs and ultimately our profitability.

If we fail to comply with FDD registration requirements in certain states our growth prospects will be adversely affected.

While the majority of U.S. states do not require state specific franchise disclosure document (FDD) registration, we are required to register our FDD in 13 states in order to market franchises. Our FDD is currently registered or filed in New York, California, Florida, Texas, Michigan and North Carolina. If we choose to register in additional states that require registration, there is no certainty that we will be approved to sell franchises in those states. If we are unable to register in any of these states, our market may be limited.

Our industry is highly competitive, and if we are unable to compete effectively and gain market share, our financial condition could be negatively affected.

The Company’s franchisees and Company owned clubs compete with other health and fitness centers, physical fitness and recreational facilities established by local non-profit organizations, governments, hospitals, and businesses, amenity and condominium clubs, local salons, cafés and businesses offering similar ancillary services and, to a lesser extent, racquet, tennis and other athletic clubs, country clubs, weight reducing salons and the home fitness equipment industry. Competitors, which may have greater resources or greater name recognition than the Company, may compete with it to attract franchisees in its markets. Non-profit and government organizations in its markets may be able to obtain land and construct centers at a lower cost than the Company’s franchisees and may be able to collect membership fees without paying taxes, thereby allowing them to lower their prices. This competition may limit the ability of franchisees to increase membership fees, retain members, attract new members and retain qualified personnel.

The infringement of our trademarks and other intellectual property, or the erosion of our brand, could substantially harm our business.

The Diversified Health & Fitness and other company owned trademarks and marks, including but not limited to Fitzone, American Bodyworks and the Zoo Health Club, are vital to maintaining our brand awareness and competitive position. Protecting our intellectual property rights and combating unlicensed copying of our marks and other intellectual property can be difficult and costly. This is because we may be required to initiate litigation or other action to enforce our rights or establish their validity. As we expand our brand globally, protecting our intellectual property rights may be more challenging, because we may expand to countries where laws are less protective of these rights. We devote substantial resources to the establishment and protection of these trademarks and other proprietary rights. However, these measures may be inadequate to prevent imitation of our products and concepts by others. If we are unable to protect our marks and our brand, or if our brand becomes confused with the business of our competitors, our business could suffer substantially.

Complaints or litigation by our franchisees may harm our business.

We occasionally have disputes with our franchisees, and some of these disputes result in litigation against us. These actions arise in the ordinary course of our business. Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. In addition, various state and federal laws govern our relationship with our franchisees and potential sales of our franchised gyms. If we fail to comply with these laws, we could be liable for damages to franchisees and fines or other penalties. Any uninsured judgments or judgments significantly in excess of our insurance coverage for any claims could materially adversely affect our financial condition or results of operations. Further, adverse publicity resulting from these allegations may materially adversely affect us and our franchisees.

Lawsuits by customers alleging injuries sustained while using our franchise gyms could harm our business.

Franchise members must sign a form indicating they understand the potential dangers of exercising in our franchise locations and our franchisees are required to include our company under their insurance policy. Nevertheless, it is possible that a customer may be injured or have other health problems related to malfunctioning equipment or allege such claims, and seek redress from us. Any insurance we might obtain for these types of claims will be subject to deductibles and coverage limitations. In addition, the coverages may not be adequate to protect us against future claims. Any claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have an adverse effect on our business, operating results and prospects. Defending a suit, regardless of merit, could be costly, could divert management’s attention from our business and might result in adverse publicity, which could result in the withdrawal of, or inability to recruit prospective franchisees or result in brand deterioration. In addition to adversely impacting our business and prospects, such adverse publicity could materially adversely affect our stock price.

Our current insurance may not provide adequate levels of coverage against claims.

We currently maintain insurance customary for businesses of our size and type. However, in many cases, such insurance is expensive and some coverages are difficult to obtain. We cannot assure you that we can maintain, on reasonable terms, sufficient coverage to protect us against all the losses we might incur.

The Company is subject to extensive government regulation, and changes in these regulations, or failure to comply with such regulations, could have a negative effect on the Company’s financial condition and results of operations.

The Company’s operations are subject to various federal and state laws and regulations, including, but not limited to:

•

General rules and regulations of the Federal Trade Commission, state and local consumer protection agencies and state statutes that prescribe certain forms and provisions of membership contracts and that govern the advertising, sale and collection of memberships;

•	Federal and state franchise sales regulations; and
•	Federal, state and local health regulations.

Any changes in such laws or violations of such laws could have a material adverse effect on the Company’s financial condition and results of operations.

Because of our current international franchises and our intent to expand international operations, we are subject to the Foreign Corrupt Practices Act. A determination that we violated this act may affect our business and operations adversely.

As a U.S. corporation, we are subject to the regulations imposed by the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. Any determination that we have violated the FCPA could have a material adverse effect on our financial position, operating results and cash flows.

The loss of key personnel or difficulties recruiting and retaining qualified personnel could jeopardize our ability to meet our growth targets.

Our future growth depends substantially on the contributions by and abilities of key executives and other employees, including Roger Wittenberns, Andrew Barnett and Charles Cavuoto. While we have entered into consulting and employment agreements with these individuals, we currently do not hold any “key man” life insurance policies. We must continue to recruit, retain and motivate management and other employees sufficient to maintain our current business and support our projected growth. A loss or significant shortage of high quality employees could jeopardize our ability to meet our growth plan.

We have operated as a private company since inception. We have no experience attempting to comply with public company obligations. Attempting to comply with these requirements will increase our costs and require additional management resources, and we still may fail to comply.

We have operated as a private company since inception. We have not been subject to many of the requirements applicable to public companies. Laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and the rules related to corporate governance and other matters subsequently adopted by the Securities and Exchange Commission and the NYSE Amex, will result in increased administrative, legal and accounting costs to us. The impact of these events and heightened corporate governance standards could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. If we fail to comply with these requirements, the trading market for our securities may be negatively impacted and the trading price for our stock may decrease.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have the operating effectiveness of our internal controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report from management on the company’s internal controls over financial reporting in their annual reports, including annual reports on Form 10-K. Our independent registered public accounting firm may issue an adverse opinion on our internal controls over financial reporting if one or more material weaknesses are identified. We have no prior experience with internal control audits and we may not be able to comply with all of the requirements imposed by Section 404 or we may not receive a positive attestation from our independent auditors. If we identify significant deficiencies or material weaknesses in our internal controls that we cannot correct in a timely manner or we are unable to receive the required attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements. A significant financial reporting failure could cause an immediate loss of investor confidence in our Company and a sharp decline in the market price of our common stock.

Risks Related to Any Offering and the Market for Our Equity Securities Generally

No market currently exists for the trading of our securities and no market may ever develop. Accordingly, there may be no means of trading the shares of the Company.

A market does not currently exist for our securities and an active market may never develop or be sustained. Consequently, you may not be able to liquidate your investment in our securities for an emergency or at any time, and the securities will not be readily acceptable as collateral for loans. Although we will try to establish an active trading market for our securities, the market may not be sufficiently liquid to enable an investor to liquidate his or her investment in us at a time and at a price he or she feels are fair or appropriate.

Although we have not yet determined the timing of doing so, we anticipate that following the filing of this Form 10 registration statement, we will apply to have our common stock quoted on the Over-The-Counter Markets (the “OTC”), however, the OTC is a dealer system and we will have to seek market-makers to provide quotations for our common stock. Even if our common stock is quoted on the OTC, the OTC provides a limited trading market and we can make no assurances that any market-maker will want to provide such quotations. Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for shareholders to sell their shares or recover any part of their investment in the Company. Even if a market for our common stock does develop, the market price of our common stock may be highly volatile so that holders of our common stock will not be able to sell their shares at prices that allow them to recover any or all of their investment. Market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price may include, among other things:

•	Introductions of new products or new pricing policies by us or by our competitors;

•	The gain or loss of significant customers or product orders;

•	Actual or anticipated variations in our quarterly results;

•	The announcement of acquisitions or strategic alliances by us or by our competitors;

•	Recruitment or departure of key personnel; and

•	Market conditions in our industry and the economy as a whole.

In addition, public announcements by our competitors concerning, among other things, their performance, strategy, accounting practices, or legal problems could cause the market price of our common stock to decline, regardless of our actual operating performance.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations defining and governing so-called “penny stocks.” Penny stocks are equity securities of small companies that have a market price of less than $5.00 per share or an exercise price of less than $5.00 per share unless they are listed for trading on certain exchanges, subject to certain exemptions. We may become subject to these rules. The rules impose additional sales practice requirements on broker-dealers that sell penny stocks to persons who are not established customers or “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). In addition, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Our common stock may not qualify for exemption from the penny stock rules. In any event, even if our common stock were exempt from the penny stock rules, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest. If our securities are subject to the penny stock rules, it could negatively impact the trading market and trading price of our securities.

The concentration of our capital stock ownership with our officers and directors will limit your ability to influence corporate matters.

Each share of our common stock has one vote per share on matters coming before our stockholders. Our officers and directors own approximately 66.12% of our outstanding common stock. Therefore, our officers and directors will be able to control our Company, including our ability to engage in a merger, sale of our assets, liquidation or dissolution or similar fundamental transactions. As a result, your ability to influence corporate matters will be limited and we may take actions that our stockholders do not view as beneficial. The market price of our common stock could also be adversely affected by this structure.

Members of our management team may enter into an agreement providing, among other things, that they will vote their shares together.

Members of our senior management may enter into an agreement providing that they will vote their shares in accordance with the majority in interest of the total shares held by all of the parties to the agreement. The agreement may have other terms, such as a right of first refusal in the other parties to the agreement if any party desires to sell his or her shares of the company. The effect of this agreement may be to concentrate a measure of control of our company in a small group of executives.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We currently intend to retain any future earnings to fund the development and growth of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Shares eligible for future sale may cause the market price of our securities to decline, even if our business is doing well.

As of March 31, 2011, we have 8,683,750 shares of common stock outstanding. These shares and 368,500 additional shares subject to options held by our directors and executive officers will be eligible for sale in the public market, and are subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. We also have outstanding secured convertible debentures in the principal amount of $435,556 which are convertible at the option of their holders into shares of our common stock at the lesser of $1.00 per share or 75% of the price per share we are offering for our common stock in our next private or public securities offering. If any of these additional shares are sold, or it is perceived they will be sold, the trading price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

The issuance of preferred stock could cause dilution or change control of the company.

Our articles of incorporation authorize our board of directors, without approval of the shareholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the board. Our articles of incorporation further authorize the board to fix and determine the powers, designations, preferences and relative, participating, optional or other rights (including, without limitation, voting powers, preferential rights to receive dividends or assets upon liquidation, rights of conversion or exchange into common stock or preferred stock of any series, redemption provisions and sinking fund provisions) between series and between the preferred stock or any series thereof and the common stock, and the qualifications, limitations or restrictions of such rights. In the event of issuance, preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of our company. Although we have no present plans to issue additional series or shares of preferred stock, we can give no assurance that we will not do so in the future.

ITEM 2.

FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

As a “smaller reporting company” we are permitted to scale disclosure and therefore, are not providing the information contained in this item pursuant to Regulation S-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are historically a franchisor of health clubs, currently operating under eight distinct brands. We sell franchises to franchisees primarily through leads generated from the Internet. Beginning in the fourth quarter of 2011, our emphasis has shifted to the opening of health clubs that we own and operate usually in partnership with one or more investors per club.

We generate revenues through:

•	Initial franchise fees.

•	Transfer fees payable by franchisees who desire to exit our system upon the sale of their franchise to a new franchisee.

•

Royalties and related fees, including fees paid by our domestic franchisees for our various marketing and advertising programs, which we recognize as revenue for accounting purposes in the month in which such fees are collected.

•	Revenue fees earned from the sale of health club related items sold by the individual franchised clubs such as nutritional supplements, health products and general merchandise.

•	Management fees from Company owned clubs.

•	Rebates:

▪	from the sale of equipment to franchisee;

▪	from the design and construction (build out) of newly franchised clubs;

▪	from our real estate partner on commissions earned from the identification and leasing of club premises; and

▪	from supplies of items to a newly franchised club including furnishings, entertainment equipment (TV’s and music) and other items used in the clubs.

•	Area Developer fees for domestic territories that are licensed to area developers that sell and manage franchise outlets within their respective territories. We currently have one area developer.

•	Sign-up fees from new members enrolling in our own health clubs

•	Monthly Membership dues from members enrolled in our own health clubs

•	Revenue derived from providing personal training services to our own club members

Principal Factors Affecting our Financial Performance

Since our inception in July 2007 and continuing through early 2008, our primary emphasis was on selling franchises in a spa type of health club format which are expensive to buy and operate for the franchisee. As a result, in early 2008 we switched emphasis to our family oriented Zoo health club concept with significantly better results. However, during the second half of 2008 our franchise sales began to be affected by the global recession and tightening of the credit market.

Because of the difficult economic environment, beginning in December 2007 and continuing to some degree through the present, we were able to purchase over 200 existing health club franchises spanning 12 distinct brands at advantageous multiples of cash flow. The attractive purchase prices were directly reflective of the weak operating histories of many of the individual clubs caused primarily by lack of support of the franchise brand owners and lack of sound operating policies and procedures of the same brand owners and in many cases of the franchisees themselves. As a result we either closed or allowed to close approximately 118 clubs resulting in 66 of the strongest clubs operating at March 31, 2012.

Throughout 2011, our emphasis shifted away from the acquisition of health club franchises and we began planning to own and operate our own health clubs. This planning culminated in the opening of our first health club in September, 2011 and our second in March 2012.

Throughout this period we have maintained tight control of our operating costs including employee staffing levels and salaries with a number of our employees to under industry standard salary levels in return for stock options and other compensation inducements. As a result, the Company as a whole is able to operate at or above cash flow break even on a monthly basis.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the related notes and disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

In the acquisitions we have made to date, we have acquired a portfolio of existing franchise contracts. Those contracts, by their terms, provide for a series of recurring payments to be made to our company over the life of the Contract. We add up all those payments which have a defined amount and discount them at a risk adjusted rate. The discounted amount is then put on the balance sheet as “Franchise Contracts.” Franchise Contracts are amortized monthly based on a weighted average of their remaining lives and are adjusted monthly for impairment.

The difference between the actual purchase price paid and the discounted value of those payments is carried as a liability called “Deferred Contracts” on the Balance Sheet. Deferred Contracts are amortized monthly over the weighted average lives of the contracts on a pro rata basis.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated.

	Three-month periods ended March 31,		Increase/ (Decrease)	Increase/ (Decrease)
	2012	2011	in $ 2012	in $ 2012
	(Unaudited)	(Unaudited)	vs 2011	vs 2011
Revenue
Franchise health clubs	$186,820	$306,451	$119,631	-39.0%
Company-owned health clubs	166,798	-	166,798	NM
Net revenues	353,618	306,451	47,167	15.4%

Cost of Revenues	22,202	738	21,464	NM

Operating expenses:
Selling and marketing	570,853	464,868	105,985	22.8%
Total operating expenses	570,853	464,868	105,985	22.8%

Operating loss	(239,437)	(159,155)	(80,282)	50.4%

Other income (expense):
Interest expense	(25,678)	(71,596)	45,918	-64.1%
Other income (expense)	(9,033)	878	(9,911)	NM
Total other income (expense)	(34,711)	(70,718)	36,007	-50.9%

Net loss before non-controlling interest	(274,148)	(229,873)	(44,275)	19.3%
Less: non-controlling interest	49,565	(4,759)	54,324	NM

Net loss	(224,583)	(234,632)	10,049	-4.3%
———————
NM: Not Meaningful

	Year ended December 31,		Increase/ (Decrease) in $ 2011	Increase/ (Decrease) in % 2011
	2011	2010	vs 2010	vs 2010
Revenue
Franchised health clubs	$1,060,992	$1,460,067	$399,075)	-27.3%
Company-owned health clubs	197,559	0	197,559	NM
Net revenues	1,258,591	1,460,067	(201,476)	-13.8%

Cost of Revenues	39,751	22,847	16,904	NM

Operating expenses:
Selling and marketing	2,004,054	2,394,001	(389,947)	-16.3%
Total operating expenses	2,004,054	2,394,001	(389,947)	-16.3%

Operating loss	(785,214)	(956,781)	171,567	-17.9%

Other income (expense):
Interest expense	(274,615)	(287,643)	13,028	-4.5%
Other income (expense)	(34,298)	5,444	(39,742)	NM
Total other income (expense)	(308,913)	(282,199)	(26,714)	9.5%

Net loss before non-controlling interest	(1,094,127)	(1,238,980)	144,853	-11.7%
Less: non-controlling interest	57,682	124,896	(67,214)	NM

Net loss	(1,036,445)	(1,114,084)	77,6439	-7.0%
———————
NM: Not Meaningful

Three-month periods ended March 31, 2012 and 2011

Revenues

We generate revenues from the following sources: franchised health clubs and corporate-owned health clubs. Franchise health clubs revenues consist primarily of royalties and advertising income charged to our franchisees. Corporate-owned health clubs revenues consist primarily of monthly and annual subscription charged to our individual members.

The decrease in our franchise health club revenues during the three-month period ended March 31, 2012, when compared to the prior year period, is due to a decrease in royalty-based income due to a decreased number of franchised health clubs. In the latter part of 2011, we have shifted our resources towards Company-owned health clubs and less towards franchised health clubs

The increase in our Company-owned health club revenues during the three-month period ended March 31, 2012, when compared to the prior year period, is due to increased member dues and personal training revenues from a new Company club that started operation in the last quarter of 2011.

We believe that our Company-owned clubs will continue to increase in 2012 as we are scheduling the opening of three more health clubs. Our franchised-owned health clubs may continue to decrease in 2012 as we shift our attention and resources to Company-owned health clubs.

Cost of Revenues

Cost of revenue consists primarily of cost of goods sold and Company health club payroll-related costs. Our increase in cost of revenue during the three-month period ended March 31, 2012, when compared to the prior year period, is due primarily to an increase in our payroll-related costs and cost of goods sold, due to the opening of our first Company-owned health club in late 2011.

We believe that our cost of revenues will continue to increase commensurate with our anticipated increase in revenues of Company-owned clubs for the remainder of 2012.

Operating Expenses

Operating expenses primarily consist of rent, advertising, and personnel-related expenses associated with supporting sales and Company health club operations.

The increase in operating expenses during the three-month period ended March 31, 2012, when compared with the prior year period, is primarily due to the increased rent, personnel, and advertising costs associated with the new Company health club opened in the last quarter of 2011.

We believe that our operating expenses will continue to increase sequentially as we continue to expand our portfolio of Company-owned health clubs.

Interest

Interest expense consists of interest charges and debt discount associated with our notes payable. The decrease in interest expense during the three-month periods ended March 31, 2012, when compared to the prior year period, is primarily due to a lower amortization of debt discount for the period ended March 31, 2012. The debt discount was associated with our convertible debentures, which mature in 2011 and are fully amortized by the end of 2011.

We cannot determine whether our interest expenses will continue the same trends as in the first quarter of 2012. If we enter into equity financing during the remainder of 2012 and we use part of the proceeds to satisfy interest-bearing obligations, our interest expense will decrease. If we enter into equity financing during the remainder of 2012 and we use all or a portion of the proceeds for working capital and satisfy non-interest obligations , the interest expense for 2012 will remain at the same levels as those we incurred during the first quarter of 2012. If we enter into debt financing during the remainder of 2012, we believe that our interest expense will increase considering the low stated interest percentage of our existing interest-bearing obligations.

Non-controlling Interest

Non-controlling interest expense consists of the percentage of profit and loss we realize or incur at the subsidiaries which are not wholly-owned by us, which are attributable to non-controlling interest holders. We incurred a loss at our non-wholly owned subsidiaries level during the first quarter of 2012 as we are ramping up the operations of such subsidiaries, one of which recently opened a health club in late 2011.

Years ended December 31, 2011 and 2010

Revenues

We generate revenues from the following sources: franchised health clubs and Company-owned health clubs. Franchise health clubs revenues consist primarily of royalties and advertising income charged to our franchisees. Company-owned health clubs revenues consist primarily of monthly and annual subscription charged to our individual members.

The decrease in our franchise health club revenues during the year ended December 31, 2011, when compared to the prior year period, is due to a decrease in royalty-based income due to a decreased number of franchised health clubs, resulting from an increased focus on our Company health clubs.

The increase in our Company-owned health club revenues during the year ended December 31, 2011, when compared to the prior year period, is due to increased member dues from a new Company-owned health club that started operation in the last quarter of 2011.

Cost of Revenues

Cost of revenue consists primarily of cost of goods sold and Company health club payroll-related costs. Our increase in cost of revenue during the year ended December 31, 2011, when compared to the prior year period, is due primarily to an increase in our personal training and payroll-related costs, due to the opening of our first Company-owned health club in late 2011.

Operating Expenses

Operating expenses primarily consist of personnel-related expenses and professional fees associated with supporting sales and corporate health club operations.

The decrease in operating expenses during the year ended December 31, 2011, when compared with the prior year period, is primarily due to the decreased consulting and personnel costs, relating to the ending of a prior consulting contract and closing of several franchised health clubs.

Interest

Interest expense consists of interest charges associated with our notes payable. The decrease in interest expense during the year ended December 31, 2011, when compared to the prior year period, is primarily due to a lower amortization of debt discount for the year ended December 31, 2011. The debt discount was associated with our convertible debentures, originally issued in 2009 and 2010, which mature in 2011 and were fully amortized by the end of 2011.

Non-controlling Interest

Non-controlling interest expense consists of the percentage of profit and loss we realize or incur at the subsidiaries which are not wholly-owned by us, which are attributable to non-controlling interest holders. We incurred a loss at our non-wholly subsidiaries level during the year ended December 31, 2011 as we are ramping up the operations of such subsidiaries, one of which recently opened a health club in late 2011.

Income Taxes

The Company recorded no provision for income tax for fiscal 2011 and 2010 due to net loss incurred in both years.

Liquidity and Capital Resources

Sources of liquidity and capital resources

	Ending balance at March 31,		Average balance during first quarter of
	2012	2011	2012	2011
Cash	$168,069	$115,615	$330,819	$123,803
Accounts receivable	32,139	34,245	32,430	43,341

Long-term debt, excluding debt discount	1,337,291	514,284	1,328,777	493,878

Sources of liquidity and capital resources

	Ending balance at December 31,		Average balance during fiscal year
	2011	2010	2011	2010
Cash	$493,569	$131,990	$312,780	$189,731
Accounts receivable	36,974	282,805	159,890	197,161

Long-term debt	1,311,822	473,471	892,647	348,831

At March 31, 2012 and 2011, 11% and 10%, respectively, of our total assets consisted of cash and cash equivalents and accounts receivable. At December 31, 2011 and 2010, 29% and 27%, respectively, of our total assets consisted of cash and cash equivalents and accounts receivable.

We do not have any material commitments for capital expenditures. We routinely make leasehold improvements on new properties and will purchase gym equipment in the normal course of business of operating Company-owned health clubs. Such capital expenditures amounted to $143,000 and $70,000 during the three-month periods ended March 31, 2012 and the year ended December 31, 2011.

The objective of liquidity management is to ensure that we have ready access to sufficient funds to meet commitments and effectively implement our growth strategy. Our primary sources of liquidity include our daily operations and other financing activities. In the past, we have mostly relied on debt and equity financing to provide for our operating needs. Recently, we have set-up investment vehicles for our Company-owned health clubs in which we provide a percentage of ownership to third-parties.

Our accounts receivable consists primarily of royalty and advertising income owed to us by our franchisees. Our Company-owned health clubs do not carry significant accounts receivable. Substantially all subscriptions from individual members are paid at the beginning of the month or the year of the subscription. We do not expect that accounts receivable will be a significant source of liquidity for the foreseeable future if we continue to invest heavily in corporate-owned health clubs.

We cannot ascertain that we have sufficient funds from operations to fund our ongoing operating requirements through December 31, 2012. We may need to raise funds to enhance our working capital and use them for strategic purposes. If such need arises, we intend to generate proceeds from either debt or equity financing as well as through investment vehicles in which we provide an ownership percentage to third-parties.

We finance our operations and capital expenditures using a mix of equity financing, debt from financial institutions, and capital leases.

Loan Facilities

The following table details our long-term debt outstanding as of March 31, 2012:

Long-term Debt

	Principal	Principal
	March 31,	Repayment	Interest
Description	2012	Due Dates	Rate
Convertible debentures	$535,556	Past due	11.5%
Note payable	300,000	April 2012- October 2014	6%
Capitalized lease obligations	250,187	monthly through December 2014	5%

Note payable and line of credit payable to financial institutions	251,548	monthly through October 2013	3.25%-prime plus 2.25%
	$1,337,291

	Three-Month Period Ended March 31,
	2012	2011
Cash flows from operating activities

Net loss	$(274,148)	$(229,873)
Non-cash adjustments
Depreciation and amortization	34,705	82,885
Stock-based compensation	—	100,000
Other	26,102	46,556

Changes in assets and liabilities
Other current assets	(112,323)	42,918
Accounts payable and accrued expenses	110,166	(60,478)
Deferred revenue	46,011	—
Other	30,530	10,508
Net cash provided by (used in) operating activities	(138,957)	(7,484)

Cash flows from investing activities
Purchase of fixed assets and other, net	(143,488)	—
	(143,488)	—

Cash flows from financing activities
Principal repayments on notes payable	(35,349)	(7,016)
Other	(7,706)	(1,875)
	(43,055)	(8,891)

Net variation in cash	$(325,500)	$(16,375)

Three months ended March 31, 2012

The increase in other current assets during the three-month period ended March 31, 2012 results primarily from the proceeds of $87,500 received from investors held in escrow for the specific use of acquisitions of corporate-owned health clubs. The increase in accounts payable and accrued expenses during the three-month period ended March 31, 2012 is primarily due to increased expenditures we incurred at a new Company-owned health club and increased deferred rent liabilities, resulting from one new premises lease in which we received up-front leasing incentives. The increase in deferred revenues is primarily attributable to prepaid annual subscriptions received by our Company-owned health clubs.

Cash used in investing activities during the three-month period ended March 31, 2012 consists of the leasehold improvements of a new Company-owned health club which opened in May 2012.

Cash used in financing activities during the three-month period ended March 31, 2012 resulted primarily from principal repayments on our leases payable.

Three months ended March 31, 2011

The decrease in other current assets during the three-month period ended March 31, 2011 results primarily from the receipt during such period of incentive receivables recorded at December 31, 2010. We carry incentive receivables at March 31, 2012 in accounts receivable when the amount was a negligible $5,300. The decrease in accounts payable and accrued expenses during the three-month period ended March 31, 2011 is primarily due to a the one-time satisfaction of a liability of approximately $42,000 at December 31, 2010, to settle a matter between us and a third-party consulting firm.

Cash used in financing activities during the three-month period ended March 31, 2011 resulted primarily from the principal repayments on our notes payable.

	Year Ended December 31,
	2011	2010
Cash flows from operating activities

Net loss	$(1,094,127)	$(1,238,980)
Non-cash adjustments
Depreciation and amortization	305,774	374,515
Write-off of purchased franchise contracts	70,152	99,317
Stock-based compensation	439,000	311,750
Other	122,362	215,242

Changes in assets and liabilities
Other current assets	35,374	263,065
Accounts payable and accrued expenses	149,381	52,101
Obligation to issue common stock	15,000	(270,000)
Other current liabilities	253,470	83,561
Other	(9,957)	31,788
Net cash provided by (used in) operating activities	286,429	(77,641)

Cash flows from investing activities
Purchase of fixed assets and other, net	(220,029)	—
Advances to franchisees	(8,500)	(88,301)
Other	(1,000)	—
	(229,529)	(88,301)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	100,000
Proceeds from noncontrolling interests	371,430	—
Principal repayments on notes payable	(53,833)	(42,039)
Other	(12,919)	(7,500)
	304,678	50,461

Net variation in cash	$361,578	$(115,481)

Year ended December 31, 2011

The decrease in other current assets during 2011 results mainly primarily from the receipt during such period of incentive receivables recorded at December 31, 2010. The increase in accounts payable and accrued expenses during 2011 is primarily due to an increase of $122,743 in deferred rent liabilities associated with lease incentives provided by the respective landlords of our new Company-owned health club opened in late 2011 and our corporate office. The increase in other current liabilities during 2011 is primarily attributable to funds received from investors specifically restricted for the acquisition of Company-owned health clubs and which are refundable if unused and a general increase in trade receivables payable due to higher expenses resulting from the opening of our Company-owned health club in late 2011.

Cash used in investing activities during 2011 consist of the capital expenditures for tenant improvements and gym equipment for our Company-owned health clubs. Additionally, we provided financing for certain franchisees during a short period of time which lapsed between 2011 and 2010. We do not anticipate providing financing to our franchisees for the foreseeable future.

Cash generated from financing activities primarily consists of capital contributions from non-controlling interests in connection with the investment in two Company-owned health clubs offset by principal repayments on our notes payable.

Year ended December 31, 2010

The decrease in other current assets during 2010 results mainly from the amortization of prepaid expenses in connection with three employment agreements. The increase in accounts payable and accrued expenses during 2010 is primarily due to an increase in deferred rent liabilities associated with lease incentives provided by the landlord of our corporate office. The increase in other current liabilities during 2010 is primarily attributable to an increase of unpaid accrued interest. used in investing activities during 2010 consist of financing for certain franchisees during a short period of time which lapsed between 2011 and 2010. We do not anticipate providing financing to our franchisees for the foreseeable future.

Cash provided by financing activities primarily consists of proceeds of $100,000 from long-term debt offset by principal repayments on our notes payable.

Obligations under Material Contracts

We have entered into a premises lease with Portside Yachting Center LLC for our headquarters office space. The lease commenced on September 1, 2008 and extends to September, 2014. Under the terms of the lease, we are obligated to a monthly minimum rent of $8,662.43 per month. However, under the terms of the lease, only $4,000 per month is required to be paid subject to certain stipulations. This lease incentive provides for deferred rent liabilities to us, which are financed by the landlord and may not exceed $110,000 and which must be repaid with interest beginning on March 1, 2011 in a monthly amount to extinguish the then principal amount of the loan in 42 monthly installments. As of December 31, 2011, we owed $165,680 in deferred rent and $25,748 in interest payable. The Company is continuing to pay the minimum rent of $4,000 per month. We are in negotiation with the landlord of our corporate office to settle our outstanding obligations under such lease.

Seasonality

Traditionally, gym patronage and member enrollment are higher beginning in the early January through late May. Because of the seasonality of our business, results for any quarter are not necessarily indicative of the results that we may achieve for the full year. In addition, fluctuations in sales and operating income in any fiscal quarter may be impacted by other events affecting retail sales.

Inflation

Inflationary factors, such as increases in our product and overhead costs, could impair our operating results. Although there has been no indication that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of sales revenue if the selling prices of our products and services do not increase with these increased costs.

Recently Issued Accounting Pronouncements

None.

Off Balance Sheet Arrangements

We do not have any obligations that are not reflected on our balance sheet.

ITEM 3.

PROPERTIES

Our corporate headquarters is located at 1850 SE 17th Street, Suite 203, Fort Lauderdale, FL 33316. The Company leases these facilities at a cost of approximately $8,662 per month. The lease term is through September 31, 2014. These facilities are sufficient to maintain our current and anticipated operations.

ITEM 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2012 for: (i) each person known by us to beneficially own more than 5% of our voting securities, (ii) each named executive officer, (iii) each of our directors, and (iv) all of our named executive officers and directors as a group. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital stock shown as beneficially owned, subject to applicable community property laws.

We have assumed no exercise of outstanding options (other than, in the case of each individual or entity listed in the table below, stock options held by that individual or entity that will be exercisable for our common stock on or before 60 days from the date hereof). The percentage of common stock beneficially owned after this filing is based on 8,683,750 shares of common stock to be outstanding at March 31, 2012.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned		Percent of Common Stock

Steven Siegel Non-Executive Chairman of the Board	41,875		0.48%

Charles Cavuoto Chief Operating Officer	300,000		3.45%

Michael Bowen Chief Financial Officer	311,875		3.59%

Benjamin Gettler Director	1,012,500	(2)	11.66%

Roger Wittenberns Director	503,213	(3)	5.79%

Andrew Barnett Chief Executive Officer	3,272,677	(4)	37.69%

Mark S. Gold, M.D. Director	249,500		2.87%

All named executive officers and directors as a group (8 persons)	5,691,590		65.54%

———————

(1)	The address of all persons listed is 1850 SE 17th Street, Suite 203, Fort Lauderdale, FL 33316.
(2)	Includes 50,000 shares owned by a family foundation.
(3)	Includes 50,000 shares owned by each of two children.
(4)	Includes 75,000 shares owned by each of three children.

ITEM 5.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth the name and position of each of our current executive officers and directors. With respect to our directors, we have provided in their biographical information below the experience and qualifications that led to the conclusion that they should serve as a director.

NAME	AGE	POSITIONS
Steven Siegel	64	Non-Executive Chairman of the Board of Directors
Charles Cavuoto	69	Chief Operating Officer
Michael Bowen	67	Chief Financial Officer
Benjamin Gettler	33	Director
Roger Wittenberns	53	Consultant, Director
Andrew Barnett	42	Chief Executive Officer, Director

Steven Siegel has served as a director of the Company since September 2008 and chairman of the board of directors since April 12, 2010. He is the Managing Partner at Brookside Consulting and acts as an advisor to numerous private equity funds as well as a director of Pet Supplies Plus, AIA (Adventures In Advertising), McAlister’s, and It’s Just Lunch. Mr. Siegel served as Executive Vice President, COO, CFO and Chairman of KaBloom, Ltd, a floral chain retailer and franchisor. He served as Executive Vice President, COO, CFO, and General Counsel to Filene’s Basement, the off-price apparel retailer. His franchise experience includes President, CEO and shareholder of a Dunkin’ Donuts territory in Boston, MA and Hartford, CT with approximately 35 units and 400 FHU’s, Partner and General Counsel to YCK group, a franchisor with two distribution facilities and over 700 retail outlets located throughout the U.S. and England, and in 2002 became the first franchisee to serve as Chairman of the International Franchise Association. Mr. Siegel has also served as Chairman of IFA Standards Committee and Vice Chairman of the Franchise Relations Committee. From 1990 through 1996 he was President of the Dunkin’ Donuts Independent Franchise Owners Association. Mr. Siegel graduated Cum Laude from Bowdoin College and New York University School of Law. The board believes Mr. Siegel should serve as a director due to his extensive experience in the franchise business.

Andrew Barnett serves as Chief Executive Officer and has served as executive vice president of corporate development and a member of the Board of Directors of the Company since inception. Throughout his career, Mr. Barnett has been engaged in various aspects of the financial services, health care and real estate industries. Mr. Barnett served as Executive Vice President of Corporate Development of NMI Finance Inc, a fully diversified real estate company from 2005 through 2006. Prior to NMI Finance, Mr. Barnett served as Vice President of Corporate Development of Dental Partners, Inc., a dental practice management company. At Dental Partners, he was responsible for establishing a $15 million bank line of credit, closing on $30 million of acquisitions, and selling the company. At Trident, Mr. Barnett assisted in raising over $20 million through a private placement and assisted in $60 million of acquisitions. Prior to Trident, Mr. Barnett served as Executive Vice President and Director of Metropolitan Health Networks, Inc. (MDF:AMEX) where he was involved in raising capital, acquisitions and the Company’s initial public offering. Mr. Barnett received a B.S. degree from Pennsylvania State University. The board believes Mr. Barnett should serve as a director due to his experience with early stage companies and corporate finance. Mr. Barnett is the stepson of Dr. Kagan.

Roger Wittenberns founded our company in 2007 and served as Chief Executive Officer from inception through April 2010. He now serves as a Director and Consultant. He was the founder and Chief Executive Officer of Lady of America Franchise Corp., a nationwide chain of full-service fitness centers exclusively for women, from 1980 to 2005. From 2005 to 2007 Mr. Wittenberns owned and operated the Zoo Health Club on Ft Lauderdale Beach. Lady of America was incorporated in 1989 and went on to create two other highly successful franchise chains: Lady of America Express and Workout Express, a co-ed version of an “express” fitness center. In early 2005, Mr. Wittenberns sold the nearly 1,200 Lady of America franchises to a private equity firm and he retains a non-voting, minority interest in Lady of America. The board believes Mr. Wittenberns should serve as a director due to his extensive experience in the health club and franchise industry.

Charles Cavuoto is our Chief Operating Officer since July 2010 and has also served as President and Chief Executive Officer of Zoo Franchise Corp since its inception. Mr. Cavuoto has an extensive background in the fitness industry. He started in the fitness business while still in high school and went on to own and operate a chain of 15 European Health Spas for over 15 years. From 1998 through 2005, Mr. Cavuoto has served as Executive Vice President of Franchise Sales and then President, of Lady of America’s Franchise Division. He helped build the company from 50 locations to more than 600. On November 8, 2007, Lady of America Franchise Corporation, Charles Cavuoto (a former officer of that company) and the Maryland Securities Commissioner entered into a consent order requiring Lady of America Franchise Corporation and Mr. Cavuoto to comply with Maryland franchise law in connection with offering and selling franchises in Maryland or to prospective Maryland franchisees. Mr. Cavuoto is free to sell our franchises in Maryland provided there is compliance with the Maryland Franchise Registration and Disclosure Law.

Michael Bowen has served as the Company’s chief financial officer since May 2008. Mr. Bowen has spent many years as an investment banker and consultant to small businesses. He began his career with Goldman Sachs in New York and specialized in IPO financing. Later, he moved to Tokyo to help establish the Japan office for Goldman. He subsequently worked for Salomon Brothers, where he participated in the opening of the Hong Kong office and Chase Manhattan Limited in London where he managed Chase’s International Capital Markets business worldwide. Subsequent to Chase, Mr. Bowen owned and operated a small business consulting firm starting in the United Kingdom and then in the US. From 2006 through 2008 he served as the Chief Operating Officer of Tru Bamboo, Inc., a manufacturer of house wares, where he was primarily responsible for the installation of all new accounting, MIS, warehouse management and shipping software. From 2003 through 2005 he served as an investment manager for Palm Beach Investment Advisors. Mr. Bowen received a MBA in accounting and finance from the University of Virginia.

Benjamin Gettler has served as a director of the Company since inception. Mr. Gettler has served on various public and private boards and has actively advised publicly traded companies, charitable organizations and law firms. Commencing 2004 Mr. Gettler oversaw the rollout of Dolphin Properties and Investments, an investment fund targeting undervalued assets in South Florida and currently is the founding partner and officer in the company, managing over $300,000,000 in assets. He is an active member of his community as a philanthropist and volunteer. He is a graduate of Yale University and holds a JD with a specialization in tax and business planning. The board believes Mr. Gettler should serve as a director due to his legal experience.

Mark S. Gold, M.D. has served as a director of the Company since its inception. He has served as a professor at the University Of Florida College Of Medicine. Dr. Gold has received the following: Distinguished Fellow of the American Psychiatric Association (2003), University of Florida College of Medicine 2003 Exemplary Teacher, Underrepresented Minority Mentor (2004), UpToDate’s Addiction Medicine Section Editor, American Academy of Addiction Psychiatry (2005; Founder’s Award), 24th Annual Nelson J Bradley Career Life Time Achievement Award (2006) and DARE’s Public Service Award (2007). Dr. Gold has worked for 35 years to develop models for understanding the effects of tobacco and other drugs on the brain and behavior. Under his leadership, the Division of Addiction Medicine at the University of Florida has grown to one of the largest addiction medicine research, education and practice Divisions in the USA with 10 full-time clinical physicians treating drug abuse and dependence and researchers with major funded (e.g. NIDA; NIAAA) projects in proteomics, functional imaging, public health, neurogenesis, obesity, and nanotechnology.

Dr. Gold is a member of the following professional associations: American Association for the Advancement of Science, Phi Beta Kappa and Alpha Omega Alpha. He currently serves as a consultant for the Carlyle Group and United Medical Corp. He is also the founder and director of Somerset Valley Bank and Somerset Valley Financial. He currently serves on the board of directors of Viewray, Inc., Axogen, Inc. and Xhale Diagnostics, Inc. Dr. Gold is active in numerous national organizations including the Betty Ford Institute and Columbia University’s CASA. He is on the National Scientific Advisory Board for Media Partnership for a Drug Free America, DARE, American Council for Drug Education and PRIDE. He has authored over 900 medical articles, chapters, and abstracts in journals for health professionals on a wide variety of psychiatric research subjects and authored twelve professional books. Dr. Gold received his undergraduate degree from Washington University and medical degrees from the University of Florida and Yale University. The board believes Dr. Gold should serve as a director due to his extensive experience in health care.

Board of Directors

Our board of directors is composed of five members, Steven Siegel, (non-executive chairman), Benjamin Gettler, Roger Wittenberns, Andrew Barnett and Mark Gold.

Director Independence

Our board of directors has affirmatively determined that Steven Siegel and Mark Gold meet the definition of “independent director” under the rules of the NYSE Amex.

Board Committees

Our board of directors has two standing committees: an audit committee and a governance, compensation and nominating committee. Each of those committees has the composition and responsibilities set forth below.

Audit Committee

The members of the audit committee are Messrs. Siegel (Chair) and Gold. None of the members of the audit committee are, or have been, our officers or employees, and each member qualifies as an independent director as defined by the rules of the NYSE Amex, Section 10A(m) of the Securities Exchange Act of 1934, and SEC rules. The board of directors has determined that Mr. Siegel meets the definition of an “audit committee financial expert” as that term is used in Item 401(h) of Regulation S-K under the Securities Exchange Act.

Under its written charter, the audit committee’s purpose is to oversee the integrity of our financial statements and internal controls, our compliance with applicable legal and regulatory requirements and the qualifications and independence of our independent registered public accounting firm. To further this purpose, the audit committee has the sole authority to appoint and, when deemed appropriate, replace our independent registered public accounting firm, and has established a policy of pre-approving all audit and permissible non-audit services provided by our independent registered public accounting firm. The audit committee has, among other things, the responsibility to evaluate the qualifications and independence of our independent registered public accounting firm; to review and approve the scope and results of the annual audit; to review and discuss with management and the independent registered public accounting firm the content of our financial statements before the filing of our quarterly reports and annual reports; to review the content and clarity of our proposed communications with investors regarding our operating results and other financial matters; to review significant changes in our accounting policies; to establish procedures for receiving, retaining, and investigating reports of illegal acts involving us or complaints or concerns regarding questionable accounting or auditing matters, and to supervise the investigation of any such reports, complaints or concerns; to establish procedures for the confidential, anonymous submission by our employees of concerns or complaints regarding questionable accounting or auditing matters; and to provide sufficient opportunity for the independent auditors to meet with the committee without management present.

Corporate Governance, Compensation and Nominating Committee

The corporate governance, compensation and nominating committee is comprised of Messrs. Gold (Chair) and Barnett. Mr. Gold has been determined by our board of directors to qualify as independent director as defined by the rules of the NYSE Amex, Section 10A(m) of the Securities Exchange Act of 1934, and SEC rules.

With respect to compensation, the committee discharges the responsibilities of our board of directors relating to compensation of our chief executive officer and other officers, including reviewing and approving the performance goals and objectives of our chief executive officer and other officers, evaluating the performance of those persons in light of the goals and objectives and ensuring that compensation of our executives reasonably relates to achieving the goals and objectives. The committee has, among other things, the responsibility to administer our stock plans, including granting options and awards under the stock plans, to review with management the compensation disclosures included in our annual proxy statement, and to provide a report on compensation for our proxy statement.

The purpose and responsibilities of the committee related to nominating candidates for director include considering the appropriate size, function and needs of our board of directors, developing criteria for membership on our board of directors, and identifying and recommending candidates to fill positions on our board of directors. The responsibilities of the committee related to corporate governance include, among other things, considering possible conflicts of interest of board members and senior executives, monitoring various committees of our board of directors, developing and reviewing annually our corporate governance principles, and reviewing and approving transactions with related persons in excess of $120,000.

ITEM 6.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our chief executive officer and each of our other two most highly compensated executive officers as of the end of the last fiscal year. We refer to these persons as our named executive officers elsewhere in this filing.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	All Other Compensation ($)(1)	Total ($)

Roger Wittenberns	2011	—		19,612	19,612
Consultant (2)	2010	29,500		22,488	51,988

Charles Cavuoto	2011	72,000		8,137	80,137
Chief Operating Officer	2010	76,937		8,112	85,049
Zoo Franchise Corp.

Andrew Barnett	2011	115,003		19,612	134,615
Chief Executive Officer (2)	2010	81,579		15,900	97,479

Michael Bowen	2011	75,000		—	75,000
Chief Financial Officer	2010	75,000		—	75,000

———————

(1)	Health Insurance
(2)	Mr. Barnett became Chief Executive Officer in July, 2010.

Employment Agreements

Roger Wittenberns. Mr. Wittenberns served as Chief Executive Officer until July 2010. On March 26, 2010, we entered into an agreement with Roger Wittenberns under which agreement Wittenberns shall serve as Consultant of the Company, to provide leadership with respect to its day to day management of Company owned health clubs, franchise support staff, franchise operations, franchise sales, lead generation, promotions, web site development, acquisition due diligence, and club marketing support. During the initial year of the agreement Wittenberns receives a monthly base fee of $5,000, which may be increased by approval of the compensation committee.

Andrew Barnett. On July 23, 2010, we entered into a five year employment agreement with Andrew Barnett. Mr. Barnett currently is entitled to receive a base salary of $150,000 which can increase up to a maximum of $400,000 (at the sole discretion of the audit committee and board of directors) in the event the Company has achieved annual EBITDA of up to $4,000,000 per year. In addition to his base salary, Mr. Barnett is eligible to receive an annual bonus in an amount of not less than 50% of his base salary. The bonus may be payable as 50% cash and 50% equity as determined by the board of directors. He is also to receive an auto allowance of $500 per month. In the event his employment is terminated by the Company (except a termination for cause) or in the event that there is a change of control of the Company, then any unvested shares shall immediately vest. In the event that he voluntarily terminates his employment or his employment is terminated “for cause”, any unvested shares will be forfeited.

Under the agreement he is entitled to 20 days paid vacation and other paid time off as may be provided in accordance with Company policies and shall be reimbursed for all properly documented reasonable and necessary out-of-pocket expenses. He is entitled to participate in employee benefits plans as are available to other senior executives of the Company..

Under the agreement the Company has also agreed to provide a life insurance policy for Mr. Barnett with benefits of at least $1,000,000.

Upon a termination for any reason other than a voluntary termination or termination for cause, Mr. Barnett shall receive his base salary and benefits through the date of termination of employment; and shall be entitled to receive, as severance, his applicable salary compensation when it would have been payable to him if his employment had continued hereunder until the later of (i) the expiration of the agreement or (ii) the date which is 12 months after the date of his employment has terminated. Under the agreement termination for cause shall occur in the event a court of competent jurisdiction to has determinate that the employee misappropriates funds or property of the Company or is proven in a court of law of having committed a felony.

Outstanding Equity Awards at December 31, 2011

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date

Robert Wittenberns,	2007	5,000,000	—	$0.001	1/23/2014
Consultant (1)	2008	(4,500,000)		$0.001

Charles Cavuoto,	2007	1,000,000	—	$3.20	1/23/2014
Chief Operating Officer		(1,000,000)
Zoo Franchise Corp.

Andrew Barnett,	2007	1,500,000	—	$0.001	1/31/2014
Chief Executive Officer (2)	2008	(1,200,000)

Michael Bowen,	2008	200,000	—	$2.60	11/1/2014
Chief Financial Officer	2009	(50,000)		$2.60

———————

(1)	Mr. Wittenberns served as Chief Executive Officer until July 2010.
(2)	Mr. Barnett was appointed to serve as Chief Executive Officer in July 2010.

It has been our goal to design compensation for the named executive officers based on the prevailing market conditions in the United States southern region for a company of our size. Because our executive compensation structure is keyed to the growth of our business rather than the achievement of short-term performance measures, we do not believe that there are risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on our business. In addition, the current percentage ownership of our shares by senior management ensures that their interests are aligned with those of our other stockholders.

ITEM 7.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Transactions with related persons, promoters and certain control persons.

None.

Director Independence

Our board of directors currently consists of five members, two of whom, Messrs. Siegel and Gold are deemed independent.

ITEM 8.

LEGAL PROCEEDINGS

We are currently not a party to any material legal proceeding. From time to time, we become involved in various lawsuits and legal proceedings that arise in the ordinary course of our business. Almost all of these matters arise in connection with business disputes between us and our franchisees. We require all of our locations to have members sign a form acknowledging the risks of using gym facilities. Based on our analysis of pending actions and proceedings, we do not believe that any pending actions or proceedings, either individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or cash flows.

ITEM 9.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our securities are not traded on any exchange or quotation system. Although we have not yet determined the timing of doing so, we anticipate that following the effectiveness of this registration statement, we will contact a registered broker-dealer, known as a Market Maker to submit an application to the Over The Counter Markets so that our common stock may be publicly quoted or traded. In order for our common stock to trade on the OTC Markets, a registered broker-dealer, known as the market maker, must be willing to list bid or sale quotations, sponsor the Company for listing on the OTC Markets and file an application on our behalf to make a market in our securities. We have not, as of this date, contacted a market maker for sponsorship of our securities on the OTC Markets. Securities that are quoted in the Pink Sheets do not have any listing requirements and can be difficult to buy and sell due to the potential for low and sporadic trading activity.

It is not possible to predict where, if at all, our common stock will be traded following qualification of our securities for trading. Even if our common stock is accepted for quotation, it is not certain that an orderly market will develop. The trading markets, if any, may be influenced by many factors, including the depth and liquidity of the market for such securities, developments affecting our business generally, the impact of the factors discussed under “Risk Factors”, investors’ perceptions of our company and its business, our operating results, our dividend policies and general economic and market conditions.

Number of Stockholders

As of March 31, 2012, there were approximately 8,683,750 shares of common stock issued and outstanding to 69 shareholders. We are authorized to issue up to 50,000,000 shares of common stock, par value, $0.001 per share.

Dividend Policy

We have not paid dividends since inception, except pursuant to our outstanding preferred stock. As of March 31, 2012, we had 50,000 shares of preferred stock outstanding. Holders of these shares receive an annual dividend payment in the aggregate of $7,500 per year. The preferred shares are automatically convertible into 50,000 shares of common stock of the Company upon effectiveness of this registration statement.

Securities Authorized for Issuance Under Equity Compensation Plans

As of March 31, 2012, there were stock options or other equity incentive securities issued and outstanding as follows:

Equity Compensation Plan Table

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	606,278	2.83	—
Equity compensation plans not approved by security holders	—	—	—
TOTAL	606,278	2.83	N/A

Exemptions under the Securities Act of 1933

Our common stock has not been registered under the Securities Act and neither has the common stock underlying our outstanding warrants. Accordingly, the shares of common stock issued and outstanding and the shares of common stock issuable upon the exercise of any outstanding warrants may not be resold absent registration under the Securities Act and applicable state securities laws or an available exemption thereunder such as Rule 144. All of the shares of common stock held or otherwise controlled by our officers and directors, an aggregate of 5,741,590, are restricted shares subject to the resale restrictions of Rule 144.

Under Rule 144, as amended, a person (or persons whose shares are aggregated) who is a non-affiliate may sell his shares, without any volume limitation, if he has satisfied a six month holding period. Affiliates (members of our management, control persons and related parties) may sell after satisfying a one year holding period, subject to volume requirements, manner of selling and reporting requirements. Because there is no public trading market for our shares in the United States, no sales in the United States under Rule 144 other than sales by non-affiliates is likely to occur until such market, if any, develops. At such time as a market develops, if ever, the sale of restricted securities pursuant to Rule 144 could have a substantial adverse impact on any such public market.

Florida Anti-Takeover Statutes

Florida has enacted legislation that may deter or frustrate a take-over of a Florida corporation. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of the corporation’s disinterested shareholders. The Florida Affiliated Transactions Act generally requires super majority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). The Company has expressly elected not to be governed by these provisions.

Transfer Agent and Registrar

The transfer agent for our common stock is Pacific Stock Transfer Company, 4045 South Spencer Street, Suite 403, Las Vegas, NV 89119, Telephone: 702-361-3033.

ITEM 10.

RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of transactions by us from July 2007 through the date of this registration statement involving sales of our securities that were not registered under the Securities Act of 1933, as amended, or the Securities Act.

Since the Company’s inception, the Company issued an aggregate of 8,064,250 shares to its founders, executive officers, directors and employees. The shares are valued at par value. The shares were issued pursuant to the exemption from registration provided by Section 4(2) under the Securities Act.

Since inception the Company has issued an aggregate of 921,410 shares of its common stock for services provided. In addition, the Company has issued an aggregate of 695,000 shares of its common stock in connection with certain acquisitions, including the acquisition of Liberty Fitness, Fit For Her, FitZone for Women International, Blitz and American Bodyworks, Inc. The shares and warrants were issued pursuant to the exemption from registration provided by Section 4(2) under the Securities Act.

Since inception the Company has raised gross proceeds of approximately $1,470,000 from the private sale of 612,500 shares of its common stock and 50,000 shares of its Preferred Stock to an aggregate of 19 qualified investors. The shares were sold in private placement transactions exempt from registration pursuant to Rule 506. No commissions or other fees were paid.

In August 2010 the Company raised $100,000 from the sale of units consisting of a debenture and warrants to qualified investors. The unit was sold in a private placement transaction pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. No commissions or other fees were paid.

In October 2009 the Company raised $435,556 from the sale of units consisting of a debenture and warrants to eight qualified investors. The units and warrants were sold in a private placement transaction exempt from registration pursuant to Rule 506. Fees of $53,360 were paid to a registered broker-dealer.

All certificates for the common stock, preferred stock and the debentures bear a restrictive legend. All cash proceeds have been used for working capital.

ITEM 11.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

We are authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. As of March 31, 2012, we had a total of 8,683,750 shares of common stock issued and outstanding. As of March 31, 2012, we also have 50,000 shares of preferred stock outstanding. We also have options and warrants outstanding to purchase 368,500 shares and 217,778 shares respectively of our common stock.

After this filing, we will have 8,683,750 shares of common stock outstanding. This assumes no warrants or options are exercised.

Common Stock

Each share of our common stock entitles its holder to one vote per share on all matters coming before the stockholders. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock and the common stock is not convertible into any other security. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when, as and if declared by our board of directors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions of the class or series. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control or could hurt the market price of our securities.

We currently have designated, issued and outstanding 50,000 shares of Series A Preferred Stock which were issued in February 2008. Holders of the Series A Preferred Stock are entitled to receive a cash dividend payable out of available funds of 7.5% per share annually. Dividends are payable monthly arrears on the first business day of each month and shall accumulate. Accumulated dividends do not bear interest. In the event of any liquidation, dissolution or winding up of the affairs of our Company, the holders of the Series A Preferred Stock are entitled to a distribution preference over holders of the company’s common stock at $2.00 per share. The holders of Series A Preferred Stock are not entitled to voting rights, except as required by law. Each share of Series A Preferred Stock shall automatically convert into one share of common stock of the company in the event of our initial public offering, merger, full or partial buyout or other transaction where our common stock is offered for sale or publicly traded. Each share of Series A Preferred Stock may also be redeemed at the option of each holder of Series A Preferred Stock at a price of $2.00 per share, subject to adjustment, on or after 30 months from the date of initial issuance, upon notice from the holder to the Company.

Convertible Debentures and Warrants

We currently have outstanding discounted 10% secured convertible debentures in the principal amount of $435,556 with $73,584 accrued interest at March 31, 2012.

Interest accrues on the outstanding principal balance of the debentures at the rate of 10% per year (subject to a 1.5% per month default interest rate), and is payable in quarterly installments, in advance. A final balloon payment of all outstanding principal, accrued and outstanding interest will be paid upon the earlier of: (i) October 27, 2011; and (ii) our closing of an Initial Public Offering (a subsequent financing with minimum gross proceeds of at least $2,000,000).

The holders of the debentures shall have the right to convert all or any part of the outstanding balance of the debentures into shares of Common Stock, upon 15 days prior written notice to the Company, at a conversion price equal to the lesser of: (i) $1.00 per share of Common Stock; or (ii) 75% of the price per any security offered by us in any subsequent securities offering.

The debentures are secured by a first position security interest in all the assets of our Company including but not limited to our intellectual property, licenses, real property, franchise contracts, equipment and accounts receivable.

We have agreed that we will file a registration statement under the Act, registering for resale all of the shares of common stock underlying the Debentures and certain warrants, and that we will use our reasonable best efforts to cause the registration statement to become effective within 120 days of filing.

If we fail to file the registration statement within the time frame set forth above we will issue 5,000 shares of common stock to the holder of each debenture. In addition, if we fail to cause the registration statement to become effective within 120 days of filing, we will issue 25,000 shares of common stock to the holder of each debenture per month thereafter until the registration statement is declared effective. Notwithstanding the foregoing, no such penalties shall be charged in the event the delay is predominately caused by the SEC. Furthermore, the number of penalty shares issuable to the holder of each Unit shall not exceed 50,000 shares and the number of penalty shares issuable to the Placement Agent shall not exceed 10,000 shares.

Certain Articles of Incorporation, Bylaw and Statutory Provisions

Certain provisions of our Articles of Incorporation and bylaws and Florida law are described below.

Limitation of liability of directors and officers. Our Articles of Incorporation provides that our directors will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent allowed by the Florida Business Corporation Act as it now exists or it may be amended in the future. The Florida Business Corporation Act provides that a corporation may provide that a director will not be liable to the corporation or its stockholders for monetary damages arising from a breach of their fiduciary duties, except for:

•	breaches of a director’s or officer’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

•	liability for unlawful payments or dividends or unlawful stock purchases or redemptions, to the extent provided in the Florida Business Corporation Act; or

•	a transaction from which a director or officer obtained an improper personal benefit.

Indemnification of directors. Our Articles of Incorporation provides that we must indemnify, advance expenses to and hold harmless our directors to the fullest extent permitted by the Florida Business Corporation Act as it now exists or may be amended in the future. Under current Florida law, a corporation may indemnify directors made or threatened to be made a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding because of that person’s service as a director of the corporation or because that person was serving at the corporation’s request as a director of another corporation or enterprise. The corporation may indemnify such a person for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

In each instance of indemnification, the corporation may only indemnify the person following a determination that the person met the applicable standard of conduct by:

•	a majority vote of the directors who are not parties to the action, suit or proceeding;

•	a committee of the board of directors designated by a majority vote of those disinterested directors;

•	by independent legal counsel if there are no disinterested directors or the disinterested directors so direct; or

•	the stockholders.

A corporation may pay expenses (including attorneys’ fees) incurred by the director in defending an action, suit or proceeding in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by the director to repay the corporation the amount paid in advance if it is ultimately determined that the person is not entitled to be indemnified. The corporation shall be required to indemnify, or advance expenses to, our directors in connection with a proceeding commenced by our directors only if the board of directors authorized the commencement of the proceeding.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Removal of Directors. Our directors may be removed only for cause and only by a vote of the holders of a majority of the total voting power of the shares entitled to vote at an election of directors.

Board Vacancies. Only the board of directors may fill vacancies on the board.

Certain Anti-Takeover Effects

Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to change our management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies they implement, and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in our management.

Furthermore, our board of directors may implement certain additional measures that would discourage a takeover of our company. These could include one or a combination of the following, among others:

•	adoption of a stockholder rights plan, commonly called a poison pill.

•	amending our bylaws, or proposing that our stockholders to amend our Articles of Incorporation or bylaws or adopt amendments to our Articles of Incorporation, with respect to the following:

	•	increasing the vote required by our stockholders to amend our Articles of Incorporation or bylaws or to remove directors, or

	•	increasing the vote required by our stockholders to consummate a business combination if our board of directors does not recommend it.

Our board of directors can amend our by-laws without approval of our stockholders. It can amend our Articles of Incorporation to create the type of preferred stock that is used for a poison pill. It can also amend the terms of any preferred stock without the approval of holders of the common stock. Other amendments to our Articles of Incorporation cannot be adopted unless our stockholders approve them. Our board of directors will not adopt or propose any amendment to our Articles of Incorporation or our by-laws of the type described above unless it determines that the amendment is in the best interests of our stockholders.

These anti-takeover provisions may further permit our board of directors to choose not to entertain offers to purchase us, even offers that are at a substantial premium to the market price of our stock. Our stockholders may therefore be deprived of opportunities to profit from a sale of control.

ITEM 12.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provides that we must indemnify, advance expenses to and hold harmless our directors to the fullest extent permitted by the Florida Business Corporation Act as it now exists or may be amended in the future. Under current Florida law, a corporation may indemnify directors made or threatened to be made a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding because of that person’s service as a director of the corporation or because that person was serving at the corporation’s request as a director of another corporation or enterprise. The corporation may indemnify such a person for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

In each instance of indemnification, the corporation may only indemnify the person following a determination that the person met the applicable standard of conduct by:

•	a majority vote of the directors who are not parties to the action, suit or proceeding;

•	a committee of the board of directors designated by a majority vote of those disinterested directors;

•	by independent legal counsel if there are no disinterested directors or the disinterested directors so direct; or

•	the stockholders.

A corporation may pay expenses (including attorneys’ fees) incurred by the director in defending an action, suit or proceeding in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by the director to repay the corporation the amount paid in advance if it is ultimately determined that the person is not entitled to be indemnified. The corporation shall be required to indemnify, or advance expenses to, our directors in connection with a proceeding commenced by our directors only if the board of directors authorized the commencement of the proceeding.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

We maintain a directors’ and officers’ liability insurance policy, the general effect of which is to provide: (a) coverage for the Company with respect to amounts it is permitted to pay to directors under the indemnification provisions set forth in the Florida Business Corporation Act and the Company’s Bylaws and (b) coverage of the directors and officers of the Company for liabilities (including certain liabilities under the federal securities laws) incurred by such persons in their capacities as directors and officers for which they are not indemnified by the Company.

ITEM 13.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our financial statements appear under Item 15 and are incorporated by reference herein. As a “smaller reporting company” we are providing the scaled disclosures as permitted by Regulation S-K and therefore, have omitted a separate section for Supplementary Data.

ITEM 14.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

ITEM 15.

FINANCIAL STATEMENTS AND EXHIBITS

(a)

Financial Statements

See Index to Financial Statements on page F-1.

(b)

Exhibits

Exhibit
Number		Description
3.1		Amended and Restated Articles of Incorporation
3.2		Articles of Designation of Series A Preferred Stock
3.3		Bylaws
4	.3*	Form of 10% secured convertible debenture
10.1		Lease and Amendment
10.2		Asset Purchase Agreement and Amendment
10.3		Operating Agreement, Lake Worth
10.4		Operating Agreement, Diversified Health Club I, LLC
10	.5+	Employment Agreement between the Registrant and Andrew Barnett
10	.6+	Consulting Agreement between Registrant and Roger Wittenberns
21	.1*	List of subsidiaries of the Registrant Diversified Health & Fitness Corp.
23.2		Consent of Sherb & Co., LLP

———————

+	Management contract or compensatory plan or arrangement.
*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Form 10 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 13th day of August 2012.

DIVERSIFIED HEALTH & FITNESS, INC.

By:	/s/ Andrew Barnett
Andrew Barnett
Chief Executive Officer
(Principal Executive Officer)

7900 Glades Road, Suite 540 Boca Raton, Florida 33434 Tel. 561-886-4200 Fax. 561-886-3330 e-mail:info®sherbcpa.com
SHERB & CO., LLP	Offices in New York and Florida
Certified Public Accountant

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Diversified Health and Fitness, Inc.

We have audited the accompanying consolidated balance sheets of Diversified Health and Fitness, Inc. and subsidiaries as of December 31, 2011 and 20 I 0 and the related consolidated statements of operations and changes in shareholders' deficit, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Diversified Health and Fitness, Inc. as of December 31, 2011 and 2010 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses and has a negative working capital position and a shareholders' deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida

May 22, 2012

DIVERSIFIED HEALTH & FITNESS, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2011	2010
ASSETS

Current Assets:
Cash	$493,569	$131,990
Accounts receivable, net of allowance for bad debt of $4,254 and $230,368	32,720	52,438
Other current assets	17,861	53,235
Total current assets	544,150	237,663

Property and equipment, net of accumulated depreciation of $159,233 and $131,504	1,021,688	20,877
Investments and advances	1,101	—
Franchise contracts	243,746	432,511
Other assets	4,349	4,295
Total assets	$1,815,034	$695,346

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$459,027	$308,546
Current portion of long-term debt	789,342	418,123
Obligation to issue shares	241,000	126,000
Other current liabilities	379,747	176,277
Total current liabilities	1,869,116	1,028,946

Long-term Liabilities:
Derivative Liabilities	183,247	183,247
Long-term debt	522,480	55,348
Total long-term liabilities	705,727	238,595

Preferred stock, $0.001 par value, 5,000,000 shares authorized: 50,000 issued and outstanding	100,000	100,000

Stockholders' Deficit:
Common stock; $.001 par value; 50,000,000 shares authorized; 8,683,750 and 8,064,250 issued and outstanding	8,684	8,064
Additional paid-in capital	3,179,448	2,489,568
Accumulated deficit	(4,130,186)	(3,093,742)
Total Diversified Health & Fitness, Inc. Stockholders' Deficit	(942,054)	(596,110)
Non-Controlling Interest	82,245	(76,085)

Total liabilities and stockholders' deficit	$1,815,034	$695,346

See Notes to Consolidated Financial Statements.

DIVERSIFIED HEALTH & FITNESS, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2011	2010

Revenue
Franchised health clubs	$1,060,992	$1,460,067
Corporate-owned health clubs	197,599	—
Net revenues	1,258,591	1,460,067

Cost of Revenues	39,751	22,847

Gross profit	1,218,840	1,437,220

Operating expenses:
Selling, general, & administrative	2,004,054	2,394,001
Total operating expenses	2,004,054	2,394,001

Operating loss	(785,214)	(956,781)

Other income (expense):
Interest expense	(274,615)	(287,643)
Other income (expense)	(34,298)	5,444
Total other income (expense)	(308,913)	(282,199)

Net loss before non-controlling interest	(1,094,127)	(1,238,980)
Less: Non-controlling interest	57,682	124,896
Net Loss	(1,036,445)	(1,114,084)

Less: dividends on preferred stock	(7,500)	(7,500)

Net loss attributable to common stockholders	$(1,043,945)	$(1,121,584)

Basic and diluted loss per common share	$(0.126)	$(0.185)

Basic and diluted weighted average common shares outstanding	8,297,990	6,052,063

See Notes to Consolidated Financial Statements.

DIVERSIFIED HEALTH & FITNESS, INC. & SUBSIDIARIES

STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

From January 1, 2010 to December 31, 2011

			Additional Paid-in Capital	Accumulated Deficit	Non-controlling Interest	Total Stockholders' Deficit
	Common Stock
	Shares	$

Balance, January 1, 2010	18,490,815	$18,491	$2,164,661	$(1,979,658)	$9,473	$212,967

Fair value of shares issued for services	311,750	312	311,438	—	—	311,750
Fair value of shares issued in connection with legal settlement	15,000	15	14,985	—	—	15,000
Adjustment of non-controlling interest	—	—	—	—	39,338	39,338
Adjustment for acquisitions	(213,655)	(214)	(21,152)	—	—	(21,366)
Fair value of shares surrendered by principals	(10,539,660)	(10,540)	10,540	—	—	—
Option expense	—	—	16,596	—	—	16,596
Preferred stock dividends	—	—	(7,500)	—	—	(7,500)
Net loss	—	—	—	(1,114,084)	(124,896)	(1,238,980)
Ending balance, December 31, 2010	8,064,250	8,064	2,489,568	(3,093,742)	(76,085)	(672,195)

Fair value of shares issued for services	419,500	420	438,580	—	—	439,000
Fair value of shares issued for investment	150,000	150	149,850	—	—	150,000
Fair value of shares issued for asset acquisition	50,000	50	49,950	—	—	50,000
Liability paid by stockholder	—	—	60,000	—	—	60,000
Preferred stock dividends	—	—	(7,500)	—	—	(7,500)
Capital distribution	—	—	—	—	(5,419)	(5,419)
Capital contributions	—	—	—	—	411,589	411,589
Issuance costs	—	—	(1,000)	—	(190,158)	(191,158)
Net loss	—	—	—	(1,036,444)	(57,682)	(1,094,126)
Ending balance, December 31, 2011	8,683,750	$8,684	$3,179,448	$(4,130,186)	$82,245	$(859,809)

See Notes to Consolidated Financial Statements.

DIVERSIFIED HEALTH & FITNESS, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(1,094,127)	$(1,238,980)
Adjustments to reconcile net loss to net cash used in operating activities:
Adjustment of non-controlling interest	—	39,339
Depreciation and amortization	305,774	374,515
Allowance for accounts receivable	46,472	56,006
Allowance for loans to related parties	—	88,301
Write-off of purchased franchise contracts	70,152	99,317
Stock-based compensation	439,000	311,750
Option expense	—	16,596
Fair value of shares issued for litigation	—	15,000
Debt assumed by guarantee	15,890	—
Liability paid by stockholder	60,000	—
Changes in operating assets and liabilities:
Accounts receivable	(26,754)	(33,429)
Other current assets	35,374	263,065
Other assets	16,797	—
Accounts payable and accrued expenses	149,382	52,101
Obligations to issue common stock	15,000	(270,000)
Deferred revenue	—	65,217
Other current liabilities	253,470	83,561
Net cash provided by (used in) operating activities	286,4230	(77,641)

Cash flows used in investing activities:
Capital expenditures	(220,029)	—
Advances to franchisees	(8,500)	(88,301)
Issuance costs	(1,000)	—
Net cash used in investing activities	(229,529)	(88,301)

Cash flows from financing activities:
Proceeds from long-term debt	—	100,000
Proceeds from non-controlling interests	221,430	—
Proceeds from sale of common stock	150,000	—
Payments of preferred stock dividends	(7,500)	(7,500)
Capital distribution	(5,419)	—
Principal repayments on notes payable	(53,833)	(42,039)
Net cash provided by financing activities	304,678	50,461

Net increase (decrease) in cash	361,579	(115,481)

Cash, beginning of period	131,990	247,471

Cash, end of period	$493,569	$131,990

Supplemental disclosures of cash flow information:
Cash paid for interest	$56,741	$12,069
Cash paid for taxes	$—	$—

See Notes to Consolidated Financial Statements.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. – ORGANIZATION AND NATURE OF BUSINESS

Terms and Definitions

ASC	Accounting Standards Codification
ASU	Accounting Standards Update
FASB	Financial Accounting Standards Board
GAAP (US)	Generally Accepted Accounting Principles as applied in the United States

Organization and Nature of Business

Diversified Health and Fitness, Inc. (the “Company”) is a Florida corporation organized on July 23, 2007.  The Company franchises and owns health clubs with outlets across twelve separate branded divisions. The Company’s health clubs are located in the United States.

Going Concern and Management Plans

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had incurred operating losses, has negative working capital and no operating cash flow and future losses are anticipated.

The Company’s plan is to raise equity financing, which even if successful, may not result in cash flow sufficient to finance and expand its business and generate additional receipts from franchise contracts.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Realization of assets is dependent upon future operations of the Company, which in turn is dependent upon management’s plans to meet its financing requirements and the success of its future operations.  These consolidated financial statements do not include any adjustments related to the recoverability and classification of asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue existence.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its operating subsidiaries Liberty Fitness Holdings Inc., Rejuvenate Franchise Corporation, ZOO Franchise Corp, ShapeXpress Holdings Inc., Fit for Her Holdings Inc., Fit Zone Holdings Inc., Access Fitness Holdings Inc., The Blitz, Butterfly Life Holdings Inc., 123 Fit Holdings Inc., DHF Equipment Inc., and American Body Works Holdings Inc. for the year ended December 31, 2011 and 2010. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company owns interests of 47.5% of Diversified Health Club 1, LLC, 80.5% of American Body Works Holdings, Inc., and 47.5% of Diversified Health and Fitness Corp. These entities’ accounts are consolidated in the accompanying financial statements because the Company, or a company it controls, acts as the managing member or has a majority of the directors of the applicable entity.  Additionally, the Company or a company it controls cannot be substituted as the managing member of Diversified Health Club 1, LLC.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidated Financial Statements

The Company records non-controlling interest for the portion of income or loss that the non-controlling interest holders are entitled to based upon their ownership portion.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  Estimates are used for revenue recognition,

Franchise contracts, income taxes, and accrued liabilities among others. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Cash

We maintain our cash in bank deposit accounts that are federally insured.  Deposits held with banks may exceed the amount of insurance provided on such deposits. The Company’s policy is to maintain all cash deposits in highly reputable banks. The Company considers all highly liquid investments with a maturity of 3 months or less when acquired to be cash equivalents. Approximately $155,570 is restricted for investments in corporate health clubs to be owned by the appropriate limited partnerships.

Accounts Receivable

The Company’s accounts receivable are due primarily from franchisees and individual members of its corporate-owned gyms. Collateral is generally not required. The Company also maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make payments. The Company periodically reviews these estimated allowances, including an analysis of the customers’ payment history and creditworthiness, the age of the trade receivable balances and current economic conditions that may affect a customer’s ability to make payments. Based on this review, the Company specifically reserves for those accounts deemed uncollectible. When receivables are determined to be uncollectible, principal amounts of such receivables outstanding are deducted from the allowance. At December 31, 2011 and 2010, the provision for doubtful accounts was $4,254 and $230,368, respectively.

Concentration of Credit Risks

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents and accounts receivable.

The Company’s cash and cash equivalents accounts are held at financial institutions and are insured by the Federal Deposit Insurance Corporation, (or the FDIC), up to $250,000. During the year ended December 31, 2011, the Company has not reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institutions, the Company periodically evaluates the credit quality of the financial institution in which it holds deposits.

The Company's accounts receivable are due from franchisees and individual members of its corporate-owned clubs. Two of the Company’s customers accounted for more than 37% of its accounts receivable at December 31, 2011. None of the Company’s customers accounted for more than 10% of the Company’s accounts receivable at December 31, 2010.

Substantially all of the Company’s revenues were generated in the US from the operations of health clubs during the years ended December 31, 2011 and 2010, respectively.

None of the customers accounted for more than 10% of the revenues during the years ended December 31, 2011 and 2010, respectively.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The fair value of certain financial instruments, including cash, accounts receivable, accounts payable and accrued expenses, and other current liabilities, approximate their carrying amounts because of their short maturities. The fair values of the long-term debts approximate their carrying amounts based on the Company’s incremental borrowing rate.

Effective January 1, 2008, the Company adopted FASB ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company’s derivative liabilities at December 31, 2011 and 2010 are a Level 3 liability. The Company does not have Level 1 or 2 assets or liabilities.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities.”

Professional standards generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (i) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (ii) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (iii) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of “Conventional Convertible Debt Instrument.”

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards for “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company evaluated the conversion option embedded in its Preferred Stock and determined, in accordance with the provisions of these statements, that such conversion option does not meet the criteria requiring bifurcation of these instruments. The characteristics of the common stock that is issuable upon a holder’s exercise of the conversion option embedded in the convertible preferred stock are deemed to be clearly and closely related to the characteristics of the preferred shares. Additionally, the Company’s conversion options, if free standing, would not be considered derivatives subject to the accounting guidelines prescribed in accordance with professional standards.

Additionally, the Company needs to determine whether the instruments issued in the transactions are considered indexed to the Company’s own stock.  While the terms of the Company’s convertible debentures do not provide variability involving sales volume, stock index, commodity price, revenue targets, among other things, they do provide for variability involving future equity offerings and issuance of equity-linked financial instruments.  While the instruments do not contain an exercise contingency, other than the passage of time for the convertible notes, the settlement of the convertible notes would not equal the difference between the fair value of a fixed number of the Company’s common stock and a fixed stock price.  Accordingly, they were not indexed to the Company’s stock price.

The Company accounted for the embedded conversion features included in its convertible debentures as derivative liabilities through December 31, 2011. Any change in the fair value of the derivative liabilities at each measurement date is recorded as either other income or other expenses in the accompanying statement of operations.

Stock-Based Compensation Valuation

The Company values the issuances of shares of common based on the value of either: (1) the assets purchased or services provided or (2) the shares issued, whichever is more readily available. The value of the Company’s shares of common stock issued has been determined by an independent valuation specialist and, the average of the post-financing capitalization relative value of its two most recent transactions in which shares of its common stock were issued contemporaneously with unites of two of its non-wholly owned subsidiaries, which amounted to $1.00 per share as of December 31, 2011 and 2010.

Share-Based Payment

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation, or ASC 718. Under the fair value recognition provisions of this topic, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense on a straight-line basis over the requisite service period, which is the vesting period.

The Company has elected to use the Black-Scholes option-pricing model to estimate the fair value of its options, which incorporates various subjective assumptions including volatility, risk-free interest rate, expected life, and dividend yield to calculate the fair value of stock option awards. Compensation expense recognized in the statements of operations is based on awards ultimately expected to vest and reflects estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Franchise Contracts

The Company acquires franchise agreements from other franchisors, which require royalty payments to be paid to the franchisor. These franchise agreements have been recorded at cost and are being amortized over the remaining term of the related franchise agreement.

The remaining unamortized carrying value of franchise agreements, if any, is written down when a condition occurs that indicate that it may be impaired, such as obtaining information that a health club has financial difficulties and that the Company would be unable to recover such carrying value.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Contingent Shares

In accordance with the terms of certain agreements to purchase the franchise contracts, the Company will issue stock that is to be held in escrow until certain performance milestones are satisfied.  Typically such future performance milestones involve retention of franchisees, conversion of clubs to the Company’s billing platform and other considerations.  The Company accounts for such stock held in escrow as contingent consideration under ASC Topic 805 and does not deem contingent consideration part of the purchase price until the milestones are satisfied and the contingency is resolved.

Property and Equipment

Furniture and equipment are recorded at cost and depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from 5 to 7 years.  Expenditures for repairs and maintenance of equipment are charged to expense as incurred.  Major replacements and betterments are capitalized and depreciated over the remaining useful lives of the assets. Leasehold improvements are depreciated over 20 years.

Furniture and equipment is reviewed whenever events or changes in circumstances occur that indicate possible impairment.

Advertising

Advertising expense amounted to $33,938 and $4,336 during the years ended December 31, 2011 and 2010, respectively. Advertising and other marketing costs are expensed as incurred.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with ASC Topic 605, “Revenue Recognition,” which establishes criteria that must be satisfied before revenue is realized or realizable and earned. The Company recognizes revenue when all of the following four criteria are met:

•	persuasive evidence of a sales arrangement exists,
•	delivery has occurred,
•	the sales price is fixed or determinable and
•	collectability is probable.

Franchised Health Clubs

The Company believes that its initial franchise fees are relatively low when compared to the continuing franchise fees (e.g., royalties and advertising income) and that the continuing franchise fees are sufficient to cover the cost of the continuing services it provides to its franchisees.

Revenues from the sale of individual franchise sales are recognized when the commencement of operations by the franchisee occurs.  The Company receives a non-refundable down payment amounting to 10% which is deferred until that time.

Revenues from the sale of area franchise sales are recognized in the proportion of the number of individual franchises when the commencement of operations of each individual franchisee occurs.

The Company earns revenues from royalty from its franchisees, which are based on a % of the revenues each franchisee generates monthly.  The royalty revenues are recognized in the month they are earned

The Company earns advertising and administrative income, also called National Advertising Fees.  It consists of a fixed monthly fee.  The National Advertising Fees are recognized in the month they are earned.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company earns revenues from incentive rebates granted by certain preferred vendors whose services or products are used by the franchisee.  The Company defers the recognition of such rebates until it is realizable, which is when it collects it from such vendors.

Corporate-Owned Health Clubs

Fees charged to individual members at the Company’s corporate-owned gyms are recognized over the underlying subscription period (which varies between annual and monthly subscriptions) or when the services are provided (class and personal training sessions).

Any advance payments received prior to recognizing the related revenues are recorded as deferred revenues on the balance sheet.

Income Taxes

Deferred income taxes have been provided for temporary differences between financial statement and income tax reporting under the liability method, using expected tax rates and laws that are expected to be in effect when the differences are expected to reverse. A valuation allowance is provided when realization is not considered more likely than not.

The Company’s policy is to classify income tax assessments, if any, for interest in interest expense and for penalties in general and administrative expenses.

Loss per common share

The Company computes basic loss per common share amounts by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share include the potential dilution of stock options, warrants and conversion features during the period. Potentially dilutive common shares are excluded from the calculation if their effect is antidilutive. At December 31, 2011 there were options and warrants to purchase 586,278 shares of common stock, 50,000 shares issuable upon conversion of preferred stock, and 455,556 shares issuable upon conversion of note payable conversion.

Recent Accounting Pronouncements

In September 2011, the FASB issued ASU 2011-08: “Intangibles--Goodwill and Other (Topic 350) Testing Goodwill for Impairment”.  The amendments in this update are intended to reduce complexity and costs by allowing the reporting entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The update includes examples of events and circumstances that an entity should consider in evaluating whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted for annual and interim goodwill impairment tests performed as of a date prior to September 15, 2011 if the entity's financial statements for the most recent annual or interim period have not yet been issued.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): “Presentation of Comprehensive Income”. ASU 2011-05: (1) eliminates the option to present components of other comprehensive income (“OCI”) as part of the statement of changes in stockholders' equity, (2) requires presentation of each component of net income and each component of OCI (and their respective totals) either in a single continuous statement or in two separate (but consecutive) statements, and (3) requires presentation of reclassification adjustments on the face of the statement. The amendment is effective for fiscal years and interim periods within those years, beginning after December 15, 2011. The Company does not expect the adoption of ASU 2011-05 to have a significant impact on the Company's consolidated financial statements.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”.  The new guidance results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between GAAP (US) and IFRS.  While many of the amendments to U.S. GAAP are not expected to have a significant effect on practice, the new guidance changes some fair value measurement principles and disclosure requirements.  Adoption of ASU 2011-04 is effective for annual periods beginning after December 15, 2011 and is not expected to have a significant impact on the Company's consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3. – OTHER CURRENT ASSETS

Other current assets at December 31, 2011 and 2010 consisted of:

	2011	2010

Rebates receivable	$—	$31,497
Other	17,861	21,738

	$17,861	$53,235

NOTE 4. – PROPERTY and EQUIPMENT

Furniture and equipment at December 31, 2011 and 2010 consisted of:

	2011	2010
Furniture and Equipment	$48,143	$40,375
Computer Software and Equipment	115,537	110,956
Leasehold Improvements	725,779	1,050
Gym Equipment	291,462	—
	1,180,921	152,381
less: accumulated depreciation	(159,233)	(131,504)

	$1,021,688	$20,877

Depreciation expense for the years ended December 31, 2011 and 2010 amounted to $27,729 and $33,169, respectively.

Fully depreciated assets for the years ended December 31, 2011 and 2010 were $100,774 and $99,240, respectively.

NOTE 5. – FRANCHISE CONTRACTS

Franchise contracts consisted of the following for the years ended December 31, 2011 and 2010:

	2011	2010

Beginning of the year	$432,511	$638,002
Amortization expense	(118,613)	(106,174)
Write-offs for closed health clubs	(70,152)	(99,317)

End of year	$243,746	$432,511

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. – FRANCHISE CONTRACTS (Continued)

The following table shows the remaining amortization by year of these Franchise Contracts:

Amortization of Franchise Contracts, net

Current	$41,374
2013	41,410
2014	41,397
2015	41,397
2016 & thereafter	78,168
$243,746

NOTE 6. – OTHER CURRENT LIABILITIES

	Year ended December 31,
	2011	2010
Deferred revenues	$44,997	$65,217
Accrued salaries	39,000	39,000
Salaries and related expenses	17,881	—
Interest payable	96,782	71,043
Sales Tax	12,874	1,017
Tax withheld payable	1,350	—
Due to shareholder	11,293	—
Funds received from investors due to clubs not yet opened	155,570	—
	$379,747	$176,277

NOTE 7. - DERIVATIVE LIABILITIES

The fair value of the embedded conversion features outstanding as of December 31, 2011 and 2010 were based on the Company’s binomial method, at each measurement date.

The fair value of the derivative instruments were based on the following assumptions:

	December 31,	December 31,
	2011	2010

Embedded Conversion Features:
Effective Exercise price	$0.75	$0.75
Effective Market price	$1.00	$1.00
Volatility	75%	75%
Risk-free interest	2.57%	2.57%
Terms	5 years	5 years
Expected dividend rate	0%	0%

There were no changes in the fair value of the derivative liabilities during the years ended December 31, 2011 and 2010.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. – LONG-TERM DEBT

Components of long-term debt at December 31, 2011 and 2010 consist of:

	2011	2010

Note payable to bank, bearing interest at 3.25%, per annum, payable in monthly installments of $3781, matures in October 2013. This loan is guaranteed by a shareholder.	$76,147	$97,348
Convertible Debentures (2009), conversion rate at the option of the holder at the lesser of $1 or 75% of the effective price of a subsequent financing, bearing interest at 10% through October 2011 and 11.5% thereafter, matured in October 2011, unsecured. This note is in default at December 31, 2011.	435,556	435,556
10% Convertible Debentures (2010), conversion rate at the option of the holder at the lesser of $1 or 75% of the effective price of a subsequent financing, bearing interest at 10% through October 2011, 11.5% thereafter, matured in October 2011, unsecured. This note is in default at December 31, 2011.	100,000	100,000
Note payable to a bank, bearing interest at prime plus 2.25% per annum, payable in monthly installments of $8,138, matures in October 2013, secured by certain equipment.	126,515	—
Equipment lease obligations, imputed interest rate of 5%, payable in monthly installments aggregating $10,600. They mature at various dates ranging between September 2013 and December 2014, secured by certain equipment with a carrying value of $234,912 at December 31, 2011.	212,555	—
Credit line from a bank, bearing interest at 3.75% per annum, interest payable monthly, matures in October 2013, unsecured.	48,886	—

Note payable, payable as follows: (1) the lesser of 100% of net profit for the twelve month period ending September 30, 2012 of a corporate-owned health club located in Florida for $75,000, which is payable in twelve monthly consecutive installments starting October 2012, (2) the lesser of 100% of net profit for the twelve month period ending September 30, 2013 of a corporate-owned health club located in Florida or $75,000 plus any amount in (1) which was less than $75,000, which is payable in twelve monthly consecutive installments starting October 2013, and (3) 18 monthly installments of $8,333 starting April 2012, unsecured.

	300,000	—
Advance from an Investor bearing interest at 12.5% per annum, unsecured, payable in 12 monthly installments	12,163
	1,311,822	632,904
Less debt discount	—	(159,433)
Less current portion	(777,179)	(418,123)

	$522,480	$55,348

The future annual maturities of long-term debt as of December 31, 2011 are as follows:

2012 (*)	$777,179
2013	293,575
2014	103,905
2015 and thereafter	125,000
$1,299,659

———————

* - the balance sheet amount as of December 31, 2011 of $789,342, includes short-term loans of $12,163.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. – LONG-TERM DEBT (Continued)

10% Convertible Debentures (2009)

On October 27, 2009, the Company completed a private placement of 10% convertible debentures of $435,556, due October 27, 2011, with detachable warrants to purchase 217,718 shares of the Company’s common stock. The net purchase price was $338,640, net of a discount of $43,555 (10%) and a placement commission and expenses of $53,360.

Conversion Feature - The debentures can, at any time, be convertible in whole or in part into shares of common stock of the Company at the option of the holder. The conversion price is the lesser of: (i) $1.00 or (ii) 75% of the price per share of common stock or common stock equivalent issued by the Company in any financing subsequent to the original issuance date. The fair value of the conversion feature was $181,918, based on a Black Scholes option-pricing model using the value of our common stock on the date of valuation of $1.00, an expected dividend yield of zero, a term of two years, an annual risk-free interest of 2.57% and an expected volatility of 74.67%.

Warrants - The warrants are exercisable at $2.00, per share, through August 21, 2014. The fair value of the warrants was $103,805, based on a Black Scholes option-pricing model using the value of our common stock on the date of valuation of $1.00, an expected dividend yield of zero, a term of five years, an annual risk-free interest of 2.41% and an expected volatility of 74.67%.

Debt Discount - The convertible debentures include the following debt discounts:

Discount and issuance costs	$96,915
Conversion feature	181,918
Warrants	103,805
382,638
Less: amortization of debt discount	(382,638)
Unamortized debt discount	$—

Debt discount is being amortized over the term of debentures.

Default and Renegotiation - As of October 27, 2011, the debentures were in default.  Under the terms of the agreement, the convertible debenture, along with any accrued, unpaid interest, will become immediately due upon the Holder’s request.  The interest rate will increase by the lesser of 1.5% or the maximum amount permitted by law until the default is cured.  The Company is currently renegotiating the terms of the convertible debentures.

10% Convertible Debentures (2010)

On August 13, 2010, the Company sold 10% convertible debentures of $100,000, due November 16, 2011, as amended.

Conversion Feature - The debentures can, at any time, be convertible in whole or in part into shares of common stock of the Company at the option of the holder. The conversion price is the lesser of: (i) $1.00 or (ii) 75% of the price per share of common stock or common stock equivalent issued by the Company in any financing subsequent to the original issuance date. The fair value of the conversion feature was $1,329, based on a Black Scholes option-pricing model using the value of our common stock on the date of valuation of $1.00 an expected dividend yield of zero, a term of two years, an annual risk-free interest of 1.47% and an expected volatility of 74.67%.

Shares and Options - In connection with sale of the debenture, the Company issued 5,000 shares of the Company’s common stock and an option to purchase 10,000 shares of its common stock exercisable at $2.00, per share, through August 2011.  The shares were valued at $1.00 per share or $5,000 in aggregate and the Options were valued at $4,737 using the Black Scholes Options Valuation Method. Given that the Convertible Note had a one year life, the Company chose to expense the entire amount of $11,066 of conversion feature, stock and options values. The options were not exercised as of September 30, 2011.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. – LONG-TERM DEBT (Continued)

Amendment - On August 24, 2011, the Company extended the maturity date of its $100,000 convertible debenture to November 16, 2011 in exchange for additional interest of $500, per month, and 20,000 shares of the Company’s common stock, valued at $1.00 per share resulting in an additional $20,000 of expense.

Default and Renegotiation - As of December 31, 2011, the 2010 debenture was in default.  Under the terms of the agreement, the convertible debenture, along with any accrued, unpaid interest, will become immediately due upon the Holder’s request.  The interest rate will increase by the lesser of 1.5% or the maximum amount permitted by law until the default is cured.  The Company is currently renegotiating the terms of the convertible debenture.

NOTE 9. – CAPITAL LEASE OBLIGATION

Future minimum payments required under capital leases at December 31, 2011, are as follows:

December 31, 2011
2012	$92,678
2013	90,840
2014	29,037
Total future payments	212,555
Less: Amounts representing interest	—
Present value of future minimum payments	212,555
Less: Current portion	92,678
Long-term portion	$119,877

NOTE 10. – OBLIGATIONS TO ISSUE SHARES

The Company is obligated to issue common shares under various agreements. The Company disputes these issuances of such shares due to nonperformance by the counterparty. However, the Company has recorded a liability for the value of the shares initially measured at the time the obligation to issue the shares occurred.

	2011		2010
Obligation to issue common shares	Shares	$	Shares	$
Investor	50,000	$100,000	50,000	$100,000
ShapeXpress acquisition	250,000	25,000	250,000	25,000
Access acquisition	10,000	1,000	10,000	1,000
Lender	15,000	15,000	—	—
Business acquisition	50,000	50,000	—	—
Investor	50,000	50,000	—	—
	425,000	$241,000	310,000	$126,000

NOTE 11. – COMMITMENT AND CONTINGENCIES

Lease

In September of 2008, the Company entered into a non-cancellable lease for its corporate headquarters in Fort Lauderdale, Florida, through September 2014. At December 31, 2011, the Company was committed to minimum annual rent of $103,949 in 2012, $103,949 in 2013 and $77,961 in 2014. The lease is guaranteed by certain of our executive officers.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. – COMMITMENT AND CONTINGENCIES (Continued)

The Company has recorded rent on the straight-line method as the lease provided for initial beneficial payment terms and, as of December 31, 2011 and 2010, the deferred rent for this location was $165,679 and $117,004, respectively. These amounts have been accrued and are included in Accounts Payable and Accrued Expenses.

Rent expense for this location for the years ended December 31, 2011 and 2010 was $96,675 and $93,038, respectively.

Consulting Agreement

On March 26, 2010, the Company entered into a consulting agreement with a founder and former officer through March 2014, requiring monthly payments of $4,000 for the first year and $10,000 thereafter. The payments may be increased based on the Company’s cash flow as defined, but no more than $20,000 or less than $5,000, per month. Beginning in August, 2010, Mr. Wittenberns agreed to waive these payments until such time as the Company attained profitability or had completed a public offering of its stock.

Consulting fees for the year ended December 31, 2010 and 2011 were $29,500, and $0 respectively.

Employment Agreements

As of December 31, 2010, the Company is committed under employment agreements for base salaries to certain officers, as follows:

2011	$297,000
2012	—
$297,000

Pending and threatened litigation

•	American Arbitration Association case number 74 114 00573 09 LGB

The Company is a defendant in an arbitration claim filed on behalf of a group of area developers in the Butterfly Fitness chain. Damages are unspecified, and the Company believes the total liability will be less than $10,000.

•	Butterfly Life Holdings, Inc. v. Mark Golob and Thomas Gergley v. National Financial Systems, Inc. D/B/A National Fitness

A subsidiary of the Company filed an action in the 17th Judicial Circuit Court seeking rescission and cancellation of a consulting agreement with two Company consultants. In February 2011, the Company settled the litigation for a payment of $42,000, which was included in accounts payable and accrued expenses, as of December 31, 2010.

NOTE 12. – COMMON STOCK

Return of Shares to Company

On March 26, 2010, a founder/former officer of the Company returned 10,539,660 shares of common stock to the Company.  These shares were valued at their initial purchase price and were cancelled.

In connection with the return of shares and upon the Company completing an initial public offering or other sale of equity securities, as defined, the Company will be required to: (1) pay-off the note payable to bank, (b) pay the founder/former officer $150,000 and (c) pay-off a certain other liability of the Company of $29,000, payable at $2,000, per month.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. – COMMON STOCK (Continued)

Shares Cancelled and Issued

On March 31, 2010, the Company cancelled 221,155 shares of common stock issued in 2009 for the purchase of Fit Zone franchise contracts due to non-performance on the part of the sellers. The Company then issued 160,000 shares as a result of a settlement with the sellers of Fit Zone, valued at $16,000, $0.10, per share.

On March 31, 2010, the Company cancelled 152,500 shares of common stock issued in December, 2007 for the purchase of Liberty Fitness franchise contracts due to non-performance on the part of the sellers.

Stock Based Compensation

During 2011 and 2010, the Company issued 419,500 and 30,000 common shares to consultants, board members and professional advisors for services. The shares were valued at $439,000 in 2011 and $30,000 in 2010, $1.00, per share, in 2011 and $1.00, per share, in 2010), the values of the shares.

Shares Issued for Other Purposes

On March 31, 2010, the Company issued 260,000 shares of common stock for salary pursuant to an employment agreement signed in 2009, valued at $260,000, ($1.00 per share), the value of the shares issued.

On March 31, 2010, the Company issued 21,750 shares of common stock for salary, valued at $21,750 ($1.00, per share), the value of the shares issued.

On September 24, 2010, the Company issued 15,000 shares of common stock in settlement of litigation of $15,000, at $1.00, per share.

On March 16, 2011 the Company issued 100,000 shares of common stock as advisory compensation to a third party, valued at $100,000 ($1.00 per share).

On September 6, 2011 the Company issued 100,000 shares of common stock as advisory compensation to a third party, valued at $100,000 ($1.00 per share).

On September 6, 2011 the Company issued 50,000 shares of common stock in connection with investment in Diversified Health Club 1, LLC, valued at $50,000 ($1.00 per share).

On September 6, 2011 the Company issued 100,000 shares of common stock in connection with investment in two limited liability companies to be established, valued at $100,000 ($1.00 per share).

On September 13, 2011 the Company issued 200,000 shares of common stock as advisory compensation to a third party, valued at $200,000 ($1.00 per share).

On November 8, 2011 the Company issued 50,000 shares of common stock as partial consideration of the acquisition of Gold’s Gym, valued at $50,000 ($1.00 per share).

On September 9, 2011 the Company issued 19,500 shares of common stocks to the CFO of the company as part of an employment agreement, according to which accrued salary owed to the CFO may be converted to shares of common stocks values at $2.00 per share.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. – COMMON STOCK (Continued)

Stock Options

The following table reflects the Company’s nonqualified stock option activity during 2011 and 2010.

	12/31/2011		12/31/2010
		Weighted		Weighted
		Average		Average
	Stock	Exercise	Stock	Exercise
	Options	Price	Options	Price
Outstanding, Beginning of year	1,458,500	$3.07	1,555,000	$3.16
Granted	—	$—	153,500	$5.37
Exercised	—	$—	—	$—
Expired	(50,000)	$2.00	—	$—
Cancelled	(1,020,000)	$3.22	(250,000)	$5.00

Outstanding, end of year	388,500	$2.23	1,458,500	$3.08

During the year ended December 31, 2010, the Company issued 153,500 stock options to eight individuals. The largest grant of 125,000 options was issued to one employee who was terminated during the year and these options were cancelled. Options expense for the year ended December 31, 2010 was $10,685 for the 23,500 net options issued that vested during the year plus $5,911 from options issued in prior years but vesting during 2010.

		Weighted
		Average
		Remaining	Aggregate
	Stock	Contractual	Intrinsic
	Options	Life	Value
12/31/2009
Outstanding	1,555,000	3.35	$29,970
Exercisable	815,000	3.43	$29,970

12/31/2010
Outstanding	1,458,500	2.35	$29,970
Exercisable	1,001,000	2.40	$29,970

12/31/2011
Outstanding	388,500	2.23	$32,470
Exercisable	358,500	2.21

The Company does not have a formal stock option plan, but has granted stock options to some of its employees and consultants.  The options vesting periods range from immediate vesting to one fifth of the grant vesting each year over a five year grant and expire within 5.5 years from the date of grant.

The share-based payment is based on the fair value of the outstanding options amortized over the requisite period of service for option holders, which is generally the vesting period of the options.

Because there is no active market for the Company’s shares of common stock, which is the underlying instrument of the options, the expected volatility the Company uses for the valuation of its options is based on the historical volatility of publicly-traded companies comparable to the Company.

The total compensation cost related to non-vested awards not yet recognized amounted to approximately $450 at December 31, 2011 and the Company expects that it will be recognized over the following weighted-average period of 9 months.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. – COMMON STOCK (Continued)

Reserved Shares

The Company has reserved the following shares of common stock as of December 31, 2011:

Warrants	217,778
Conversion feature	468,869
Agreements	375,000
Options	378,500
1,440,147

NOTE 13. – PREFERRED STOCK

The board of directors have designated 50,000 shares of preferred stock Series A 7.5% Convertible Preferred Stock, convertible at any time at a price which is the lesser of: (1) $2, per share or (2) the price of an initial public offering of the Company’s common stock. The preferred shares must convert upon an initial public offering of the Company’s common stock. During the years ended December 31, 2011 and 2010 the Company paid preferred dividends of $7,500 a year.

The preferred shares are redeemable on or after 30 months after issuance at a redemption price of $2.00, per share. Dividends are payable monthly. The Company issued 50,000 shares of preferred stock for total proceeds of $100,000 during 2008.

Preference

(a)

In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary (“Liquidation”), except as set forth in subparagraph (b) below, holders of the Series A Preferred Stock shall be entitled (i) after distribution or payment in full to the holders of any series of preferred stock or other outstanding securities of the Company now or hereafter authorized ranking senior to the Series A Preferred Stock as to distribution of assets upon Liquidation in accordance with the terms thereof and (ii) before any assets of the Company shall be distributed among or paid over to the holders of the Company’s common stock or the holders of any other securities of the Company ranking junior to the Series A Preferred Stock as to distribution of assets upon Liquidation, to be paid $2.00 per share.

(b)

If, upon such Liquidation, the assets of the Company distributable as described above among the holders of the Series A Preferred Stock and any other securities of the Company ranking pari passu with the Series A Preferred Stock as to distribution of assets on Liquidation, shall be insufficient to permit the payment to such holders of at least the amounts provided in subparagraph (a) above, then, after distribution of the assets to the holders of any series of preferred stock or other securities of the Company now or hereafter authorized ranking senior to the Series A Preferred Stock, in accordance with the terms thereof, the entire assets of the Company shall be distributed pro rata among the holders of the Series A Preferred Stock and any other securities of the Company ranking pari passu as to distribution of assets upon Liquidation based on their respective liquidation preferences.

NOTE 14. – NON-CONTROLLING INTEREST

The Company made capital distributions to its non-controlling interest holders amount to $5,419 and $0 during the years ended December 31, 2011 and 2010, respectively.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. – INCOME TAXES

The Company and its more than 80% owned subsidiaries will file consolidated Federal tax returns. Two less than 80% owned subsidiaries are taxed as partnerships and file separate tax returns. The Company reports its share of these subsidiaries taxable income in its consolidated tax returns. The Company and its subsidiaries have not filed income tax returns for the years ended December 31, 2011 and 2010 and anticipate no significant income tax payments as a result of these filings. Certain tax years are subject to examination by the Internal Revenue service and certain state taxing authorities. The Company does not believe there would be any material adjustments upon such examination.

As of December 31, 2011, the Company had net operating loss carryforwards of approximately $3.7 million to reduce future Federal income tax liabilities through 2031, which under regulations of the Internal Revenue Service may be reduced following certain ownership changes.

As of December 31, 2011, realization of the Company’s deferred tax assets of $1.3 million was not considered more likely than not and, accordingly, a valuation allowance of $1.3 million has been provided.

The valuation allowance increased by $160,000 during the year ended December 31, 2011.

As of December 31, 2011, management has evaluated and concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements.

The components of deferred tax assets, as of December 31, 2011 and 2010, were as follows:

	Year ended December 31,
	2011	2010
Net operating losses	$1,227,000	$968,000
Allowance for doubtful accounts	47,000	123,000
Depreciation and amortization	—	50,000
Impaired franchise contracts	65,000	38,000
Valuation allowance	(1,339,000)	(1,179,000)

Net deferred tax assets	$—	$—

The actual tax expense differs from the effective tax expense based on the U. S. Federal Rate of 35%, for the years ended December 31, 2011 and 2010, as follows:

	Year ended December 31,
	2011	2010
Expected benefit, at statutory rate	(35.0%)	(35.0%)
Expected state taxes	(3.5%)	(3.5%)
Permanent difference	10.0%	15.0%
	28.5%	23.5%
Provision for income taxes	—%	—%

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. – RELATED PARTIES

Other Agreements

Consultant and Director. - On April 1, 2010 we entered into a 4-year agreement with Roger Wittenberns to be a Consultant of the Company under which agreement he shall provide leadership with respect to its day to day management of company owned health clubs, franchise support staff, franchise operations, franchise sales, lead generation, promotions, web site development, acquisition due diligence, and club marketing support. During the initial year of the agreement, The Consultant receives a monthly base fee of $5,000, which may be increased by approval of the compensation committee. Mr. Wittenberns has subsequently waived these fees in an effort to help the Company manage its cash flow.

Vice President of Business Development and Director - On July 23, 2007 we entered into a five year employment agreement with Andrew Barnett, then Vice President and Currently Chief Executive Officer.  The CEO currently is entitled to receive a base salary of $150,000 which can increase up to a max of $400,000 (at the sole discretion of the audit committee and board of directors) in the event the Company has achieved annual EBITDA of up to $4,000,000 per year.  In addition to his base salary, Mr. Barnett is eligible to receive an annual bonus in an amount of not less than 50% of his base salary.  The bonus may be payable as 50% cash and 50% equity as determinate by the board of directors. The Vice President received restricted stock grants of 1,500,000 shares of our common stock upon entering into the agreement (of which, 1,200,000 were cancelled in March of 2010), of which 300,000 shares have vested as of the date of this agreement and 0 shares vest through July 2012, provided that he remains employed by our company.  In the event his employment is terminated by the Company (except a termination for cause) or in the event that there is a change of control of the Company, then any unvested shares shall immediately vest. In the event that he voluntarily terminates his employment or his employment is terminated “for cause”, any unvested shares will be forfeited.

Two sons of one of the Company’s directors act as its area developers in North Florida.  As area developers, they receive a portion of royalty revenues attributable to their individual franchises.  The Company paid such related parties $6,932 during the year ended December 31, 2011, in addition to 40,000 shares that were issued in connection with this agreement in connection with their services as area developers.

A company, owned by one of the Company’s officers, provides personal training services to individual members of company-owned gyms who elect to take this service. The individual members pay directly the related party.  The related party received $ 12,040 during the year ended December 31, 2011 in connection with providing the personal training services.

NOTE 17. – SUBSEQUENT EVENTS

Issuance of Shares

In April 2012 the Company issued 50,000 shares to Dr. Mark Gold for services as a Director of the Company during 2011. Pursuant to his instructions these shares were issued as follows: 10,000 shares to Dr. Gold and 20,000 to each of his sons.

Organization of New Companies

On January 1, 2012, the Company organized ZOO Lantana, LLC. This company is owned 47.5% by Diversified Health & Fitness, Inc.; 47.5% by one investor and 5% by Mediterranean Securities, Inc., the Company’s investment banker. DHF is the managing member under the operating agreements which do not allow for a substitution of the managing member

On February 12, 2012 the Company organized ZOO Commercial, LLC. This Company is owned 57% by Diversified Health & Fitness, Inc.; 38% by an investor group and 5% by Mediterranean Securities, Inc., the Company’s investment banker. DHF is the managing member under the operating agreements which do not allow for a substitution of the managing member. The purpose of the Company is to own and operate a Health Club. No specific location has been identified for this club as yet.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. – SUBSEQUENT EVENTS (Continued)

On March 2, 2012 the Company through its subsidiary, Diversified Health Partners, LLC, entered into a premises lease with Lantana Palm Beach Retail, LLC for approximately 23,000 sq. ft. located in the Lantana Square Shopping Center on the corner of Jog and Lantana Roads in Lake Worth Florida. The lease is for an initial term of 5 years with three 5 year renewal periods. Rent is payable at the rate of $134,960 in year one, rising to $154,240 in year five. In addition, the Company is liable for its proportionate share of Operating Expenses estimated to be $12,853 per month in year 1. Rent in year 1 is subject to a Rent Credit of $86,760 spread over the first 12 months of the lease.

These premises had been operated by a health club called Stayin’ Alive which had and has no affiliation whatsoever with the Company. Stayin’ Alive declared bankruptcy and vacated the premises in February, 2012 allowing the Company to negotiate the above lease which gives it the opportunity of operating a new ZOO health club. This club will be owned by ZOO Lantana, LLC and is currently undergoing refurbishment with a planned opening date of May 1, 2012

DIVERSIFIED HEALTH & FITNESS, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2012	2011
	(Unaudited)	(1)
ASSETS

Current Assets:
Cash	$168,069	$493,569
Accounts receivable, net of allowance for bad debt of $11,200 and $4,254	20,939	32,720
Other current assets	130,184	17,861
Total current assets	319,192	544,150

Property and equipment, net of accumulated depreciation of $178,172 and $159,233	1,215,489	1,021,688
Investments and advances	2,246	1,101
Franchise contracts	218,820	243,746
Other assets	4,349	4,349
Total assets	$1,760,096	$1,815,034

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$570,335	$459,027
Current portion of long-term debt	826,578	789,342
Obligation to issue shares	241,000	241,000
Other current liabilities	455,371	379,747
Total current liabilities	2,093,284	1,869,116

Long-term Liabilities:
Deferred revenue	6,074	—
Derivative Liabilities	183,247	183,247
Long-term debt	519,153	522,480
Total long-term liabilities	708,474	705,727

Preferred stock, $0.001 par value, 5,000,000 shares authorized: 50,000 issued and outstanding	100,000	100,000

Stockholders' Deficit:
Common stock; $.001 par value; 50,000,000 shares authorized; 8,683,750 issued and outstanding	8,684	8,684
Additional paid-in capital	3,177,574	3,179,448
Accumulated deficit	(4,354,769)	(4,130,186)
Total Diversified Health & Fitness, Inc. Stockholders' Deficit	(1,168,511)	(942,054)
Non-Controlling Interest	26,849	82,245

Total liabilities and stockholders' deficit	$1,760,096	$1,815,034

———————

(1) Derived from audited financial statements

See Notes to Unaudited Consolidated Financial Statements.

DIVERSIFIED HEALTH & FITNESS, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three-month periods ended
	March 31,
	2012	2011
	(Unaudited)	(Unaudited)

Revenue
Franchise health clubs	$186,820	$306,451
Corporate-owned health clubs	166,798	—
Net revenues	353,618	306,451

Cost of Revenues	22,202	738

Gross profit	331,416	305,713

Operating expenses:
Selling, general, & administrative	570,853	464,868
Total operating expenses	570,853	464,868

Operating loss	(239,437)	(159,155)

Other income (expense):
Interest expense	(25,678)	(71,596)
Other income (expense)	(9,033)	878
Total other income (expense)	(34,711)	(70,718)

Net loss before non-controlling interest	(274,148)	(229,873)
Less: Non-controlling interest	49,565	(4,759)
Net Loss	(224,583)	(234,632)

Less: dividends on preferred stock	(1,875)	(1,875)

Net loss attributable to common stockholders	$(226,458)	$(236,507)

Basic and diluted loss per common share	$(0.026)	$(0.029)

Basic and diluted weighted average common shares outstanding	8,683,750	8,297,990

See Notes to Unaudited Consolidated Financial Statements.

DIVERSIFIED HEALTH & FITNESS, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31,
	2012	2011
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(274,148)	$(229,873)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	34,705	82,885
Allowance for accounts receivable	16,936	21,358
Write-off of purchased franchise contracts	9,166	25,198
Stock-based compensation	—	100,000
Changes in operating assets and liabilities:
Accounts receivable	(5,157)	(3,165)
Other current assets	(112,323)	42,918
Other assets	—	(54)
Accounts payable and accrued expenses	110,166	(60,478)
Obligations to issue common stock	—	15,000
Deferred revenue	46,011	—
Other current liabilities	35,687	(1,273)

Net cash used by operating activities	(138,957)	(7,484)

Cash flows used in investing activities:
Capital expenditures	(143,488)	—

Net cash used in investing activities	(143,488)	—

Cash flows from financing activities:
Payments of preferred stock dividends	(1,875)	(1,875)
Capital distribution	(5,831)	—
Principal repayments on notes payable	(35,349)	(7,016)

Net cash used in financing activities	(43,055)	(8,891)

Net (decrease) in cash	(325,500)	(16,375)

Cash, beginning of period	493,569	131,990

Cash, end of period	$168,069	$115,615

Supplemental disclosures of cash flow information:
Cash paid for interest	$12,257	$8,650
Cash paid for taxes	$—	$—

See Notes to Unaudited Consolidated Financial Statements.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. – ORGANIZATION DESCRIPTION OF BUSINESS AND GOING CONCERN

Terms and Definitions

ASC	Accounting Standards Codification
ASU	Accounting Standards Update
FASB	Financial Accounting Standards Board
GAAP (US)	Generally Accepted Accounting Principles as applied in the United States

Organization and Nature of Business

Diversified Health and Fitness, Inc. (the “Company”) is a Florida corporation organized on July 23, 2007. The Company franchises and owns health clubs with outlets across twelve separate branded divisions. The Company’s health clubs are located in the United States.

Going Concern and Management Plans

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had incurred operating losses, has negative working capital and no operating cash flow and future losses are anticipated.

The Company’s plan is to raise equity financing, which even if successful, may not result in cash flow sufficient to finance and expand its business and generate additional receipts from franchise contracts. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Realization of assets is dependent upon future operations of the Company, which in turn is dependent upon management’s plans to meet its financing requirements and the success of its future operations. These consolidated financial statements do not include any adjustments related to the recoverability and classification of asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue existence.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its operating subsidiaries Liberty Fitness Holdings Inc., Rejuvenate Franchise Corporation, ZOO Franchise Corp, ShapeXpress Holdings Inc., Fit for Her Holdings Inc., Fit Zone Holdings Inc., Access Fitness Holdings Inc., The Blitz, Butterfly Life Holdings Inc., 123 Fit Holdings Inc., DHF Equipment Inc., and American Body Works Holdings Inc. for the three-month period ended March 31, 2012 and 2011. It also includes the accounts of Diversified Health Partners LLC, Diversified Health Club 1 LLC, Diversified Health and Fitness Corp., and Zoo Lantana LLC for the three-month period ended March 31, 2012 and Zoo Commercial LLC for the period between February 12 and March 31, 2012. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company owns interests of 47.5% of Diversified Health Club 1, LLC, 80.5% of American Body Works Holdings, Inc., 47.5% of Diversified Health and Fitness Corp, 47.5% of ZOO Lantana LLC, and 57% of ZOO Commercial LLC. These entities accounts are consolidated in the accompanying financial statements because the Company, or a company it controls, acts as the managing member or has a majority of the directors of the applicable entity. Additionally, the Company or a company it controls cannot be substituted as the managing member of Diversified Health Club 1, LLC, Zoo Lantana LLC and Zoo Commercial LLC.

Interim financial statements

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and the footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2012 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2012.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidated Financial Statements

The Company records non-controlling interest for the portion of income or loss that the non-controlling interest holders are entitled to based upon their ownership portion.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are used for revenue recognition, franchise contracts, income taxes and accrued liabilities among others. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Cash

We maintain our cash in bank deposit accounts that are federally insured. Deposits held with banks may exceed the amount of insurance provided on such deposits.  The Company’s policy is to maintain all cash deposits in highly reputable banks. The Company considers all highly liquid investments with a maturity of 3 months or less when acquired to be cash equivalents. Approximately $68,070 is restricted for investments in corporate health clubs to be owned by the appropriate limited partnerships.

Accounts Receivable

The Company’s accounts receivable are due primarily from franchisees and individual members of its corporate-owned gyms. Collateral is generally not required. The Company also maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make payments. The Company periodically reviews these estimated allowances, including an analysis of the customers’ payment history and creditworthiness, the age of the trade receivable balances and current economic conditions that may affect a customer’s ability to make payments. Based on this review, the Company specifically reserves for those accounts deemed uncollectible. When receivables are determined to be uncollectible, principal amounts of such receivables outstanding are deducted from the allowance. At March 31, 2012 and December 31, 2011, the provision for doubtful accounts was $11,200 and $4,254, respectively.

Concentration of Credit Risks

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents and accounts receivable.

The Company’s cash and cash equivalents accounts are held at financial institutions and are insured by the Federal Deposit Insurance Corporation, (or the FDIC), up to $250,000. During the three-month period ended March 31, 2012, the Company has not reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institutions, the Company periodically evaluates the credit quality of the financial institution in which it holds deposits.

The Company's accounts receivable are due from franchisees and individual members of its corporate-owned clubs. Two of the Company’s customers accounted for more than 32% and 37% of its accounts receivable at March 31, 2012 or December 31, 2011, respectively.

Substantially all of the Company’s revenues were generated in the US from the operations of health clubs during the three-month period ended March 31, 2012 and 2011, respectively.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

None of the customers accounted for more than 10% of the revenues during the three-month periods ended March 31, 2012 and 2011, respectively.

Fair Value of Financial Instruments

The fair value of certain financial instruments, including cash, accounts receivable, accounts payable and accrued expenses, and other current liabilities, approximate their carrying amounts because of their short maturities. The fair value of the long-term debt approximate their carrying amounts based on the Company’s incremental borrowing rate.

Effective January 1, 2008, the Company adopted FASB ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company’s derivative liabilities at March 31, 2012 and December 31, 2011 are a Level 3 liability. The Company does not have Level 1 or 2 assets or liabilities.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities”.

Professional standards generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (i) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (ii) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (iii) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of “Conventional Convertible Debt Instrument.”

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards for “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

The Company evaluated the conversion option embedded in its Preferred Stock and determined, in accordance with the provisions of these statements, that such conversion option does not meet the criteria requiring bifurcation of these instruments. The characteristics of the common stock that is issuable upon a holder’s exercise of the conversion option embedded in the convertible preferred stock are deemed to be clearly and closely related to the characteristics of the preferred shares. Additionally, the Company’s conversion options, if free standing, would not be considered derivatives subject to the accounting guidelines prescribed in accordance with professional standards.

Additionally, the Company needs to determine whether the instruments issued in the transactions are considered indexed to the Company’s own stock. While the terms of the Company’s convertible debentures do not provide variability involving sales volume, stock index, commodity price, revenue targets, among other things, they do provide for variability involving future equity offerings and issuance of equity-linked financial instruments. While the instruments do not contain an exercise contingency, other than the passage of time for the convertible notes, the settlement of the convertible notes would not equal the difference between the fair value of a fixed number of the Company’s common stock and a fixed stock price. Accordingly, they were not indexed to the Company’s stock price.

The Company accounted for the embedded conversion features included in its convertible debentures as derivative liabilities through March 31, 2012. Any change in the fair value of the derivative liabilities at each measurement date is recorded as either other income or other expenses in the accompanying statement of operations.

Stock-Based Compensation Valuation

The Company values the issuances of shares of common stock based on the value of either: (1) the assets purchased or services provided or (2) the shares issued, whichever is more readily available. The value of the Company’s shares of common stock issued has been determined by an independent valuation specialist and, the average of the post-financing capitalization relative value of its two most recent transactions in which shares of its common stock were issued contemporaneously with units of two of its non-wholly owned subsidiaries, which amounted to $1 per share.

Share-Based Payment

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation, or ASC 718. Under the fair value recognition provisions of this topic, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense on a straight-line basis over the requisite service period, which is the vesting period.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company has elected to use the Black-Scholes option-pricing model to estimate the fair value of its options, which incorporates various subjective assumptions including volatility, risk-free interest rate, expected life, and dividend yield to calculate the fair value of stock option awards. Compensation expense recognized in the statements of operations is based on awards ultimately expected to vest and reflects estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Franchise Contracts

The Company acquires franchise agreements from other franchisors, which require royalty payments to be paid to the franchisor. These franchise agreements have been recorded at cost and are being amortized over the remaining term of the related franchise agreement.

The remaining unamortized carrying value of franchise agreements, if any, is written down when a condition occurs that indicate that it may be impaired, such as obtaining information that a health club has financial difficulties and that the Company would be unable to recover such carrying value.

Contingent Shares

In accordance with the terms of certain agreements to purchase the franchise contracts, the Company will issue stock that is to be held in escrow until certain performance milestones are satisfied. Typically such future performance milestones involve retention of franchisees, conversion of clubs to the Company’s billing platform and other considerations. The Company accounts for such stock held in escrow as contingent consideration under ASC Topic 805 and does not deem contingent consideration part of the purchase price until the milestones are satisfied and the contingency is resolved.

Furniture and Equipment

Furniture and equipment are recorded at cost and depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from 5 to 7 years. Expenditures for repairs and maintenance of equipment are charged to expense as incurred. Major replacements and betterments are capitalized and depreciated over the remaining useful lives of the assets. Leasehold improvements are depreciated over 20 years.

Furniture and equipment is reviewed whenever events or changes in circumstances occur that indicate possible impairment.

Advertising

Advertising expense amounted to $24,093 and $670 during the three-month periods ended March 31, 2012 and 2011, respectively. Advertising and other marketing costs are expensed as incurred.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with ASC Topic 605, “Revenue Recognition,” which establishes criteria that must be satisfied before revenue is realized or realizable and earned. The Company recognizes revenue when all of the following four criteria are met:

•	persuasive evidence of a sales arrangement exists,
•	delivery has occurred,
•	the sales price is fixed or determinable and
•	collectability is probable.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Franchised Health Clubs

The Company believes that its initial franchise fees are relatively low when compared to the continuing franchise fees (e.g., royalties and advertising income) and that the continuing franchise fees are sufficient to cover the cost of the continuing services it provides to its franchisees.

Revenues from the sale of individual franchise sales are recognized when the commencement of operations by the franchisee occurs. The Company receives a non-refundable down payment amounting to 10% which is deferred until that time.

Revenues from the sale of area franchise sales are recognized in the proportion of the number of individual franchises when the commencement of operations of each individual franchisee occurs.

The Company earns revenues from royalty from its franchisees, which are based on a % of the revenues each franchisee generates monthly. The royalty revenues are recognized in the month they are earned

The Company earns advertising and administrative income, also called National Advertising Fees. It consists of a fixed monthly fee. The National Advertising Fees are recognized in the month they are earned.

The Company earns revenues from incentive rebates granted by certain preferred vendors whose services or products are used by the franchisee. The Company defers the recognition of such rebates until it is realizable, which is when it collects it from such vendors.

Corporate-Owned Health Clubs

Fees charged to individual members at the Company’s corporate-owned gyms are recognized over the underlying subscription period (which varies between annual and monthly subscriptions) or when the services are provided (class and personal training sessions).

Any advance payments received prior to recognizing the related revenues are recorded as deferred revenues on the balance sheet.

Income Taxes

Deferred income taxes have been provided for temporary differences between financial statement and income tax reporting under the liability method, using expected tax rates and laws that are expected to be in effect when the differences are expected to reverse. A valuation allowance is provided when realization is not considered more likely than not.

The Company’s policy is to classify income tax assessments, if any, for interest in interest expense and for penalties in general and administrative expenses.

Loss per common share

The Company computes basic loss per common share amounts by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share include the potential dilution of stock options, warrants and conversion features during the period. Potentially dilutive common shares are excluded from the calculation if their effect is antidilutive. At March 31, 2012 there were options and warrants to purchase 596,278 shares of common stock, 50,000 shares issuable upon conversion of preferred stock, and 455,556 shares issuable upon conversion of note payable conversion.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In September 2011, the FASB issued ASU 2011-08: “Intangibles--Goodwill and Other (Topic 350) Testing Goodwill for Impairment”. The amendments in this update are intended to reduce complexity and costs by allowing the reporting entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The update includes examples of events and circumstances that an entity should consider in evaluating whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted for annual and interim goodwill impairment tests performed as of a date prior to September 15, 2011 if the entity's financial statements for the most recent annual or interim period have not yet been issued.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): “Presentation of Comprehensive Income”. ASU 2011-05: (1) eliminates the option to present components of other comprehensive income (“OCI”) as part of the statement of changes in stockholders' equity, (2) requires presentation of each component of net income and each component of OCI (and their respective totals) either in a single continuous statement or in two separate (but consecutive) statements, and (3) requires presentation of reclassification adjustments on the face of the statement. The amendment is effective for fiscal years and interim periods within those years, beginning after December 15, 2011. The Company does not expect the adoption of ASU 2011-05 to have a significant impact on the Company's consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”. The new guidance results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between GAAP (US) and IFRS. While many of the amendments to U.S. GAAP are not expected to have a significant effect on practice, the new guidance changes some fair value measurement principles and disclosure requirements. Adoption of ASU 2011-04 is effective for annual periods beginning after December 15, 2011 and is not expected to have a significant impact on the Company's consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3. – OTHER CURRENT ASSETS

Other current assets at March 31, 2012 and December 31, 2011 consisted of:

	March 31,	December 31,
	2012	2011

Escrow account-reserved for future acquisitions	$87,500	—
Rent deposit	22,875	—
Other	19,809	17,861

	$130,184	$17,861

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. – FURNITURE and EQUIPMENT

Furniture and equipment at March 31, 2012 and December 31, 2011 consisted of:

	March 31,	December 31,
	2012	2011
Furniture and Equipment	$50,632	$48,143
Computer Software and Equipment	116,035	115,537
Leasehold Improvements	866,275	725,779
Gym Equipment	360,719	291,462
	1,393,661	1,180,921
less: accumulated depreciation	(178,172)	(159,233)

	$1,215,489	$1,021,688

Depreciation expense for the three-month periods ended March 31, 2012 and 2011 amounted to $18,939 and $2,640, respectively.

NOTE 5. – FRANCHISE CONTRACTS

Franchise contracts consisted of the following at:

	March 31, 2012	December 31, 2011

Beginning of period	$243,746	$432,511
Amortization expense	(15,760)	(118,613)
Write-offs for closed health clubs	(9,166)	(70,152)

End of period	$218,820	$243,746

The following table shows the remaining amortization by year of these Franchise Contracts:

Amortization of Franchise Contracts, net

Current	$16,447
2013	41,410
2014	41,497
2015	41,397
2016 & thereafter	78,169
$218,820

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. – OTHER CURRENT LIABILITIES

	March 31,	December 31,
	2012	2011
Deferred revenues	$80,854	$44,997
Accrued salaries	48,750	39,000
Salaries & related expenses	19,431	17,881
Interest payable	112,951	96,782
Other	26,522	14,224
Due to shareholder	11,293	11,293
Funds received from investors, due to clubs not yet opened	155,570	155,570
	$455,371	$379,747

NOTE 7- DERIVATIVE LIABILITIES

The fair value of the embedded conversion features outstanding as of March 31, 2012 and December 31, 2011 were based on the Company’s binomial method, at each measurement date.

The fair value of the derivative instruments were based on the following assumptions:

	March 31,	December 31,
	2012	2011

Embedded Conversion Features:
Effective Exercise price	$0.75	$0.75
Effective Market price	$1.00	$1.00
Volatility	75%	75%
Risk-free interest	2.57%	2.57%
Terms	5 years	5 years
Expected dividend rate	—%	—%

There were no changes in the fair value of the derivative liabilities during the three-month period ended March 31, 2012 and 2011.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. – LONG-TERM DEBT

Components of long-term debt at March 31, 2012 and December 31, 2011 consist of:

	March 31,	December 31,
	2012	2011
Note payable to bank, bearing interest at 3.25% per annum, payable in monthly installments of $3,781, matures in October, 2013. This loan is guaranteed by a shareholder.	$76,147	$76,147
Convertible Debentures (2009), conversion rate at the option of the holder at the lesser of $1 or 75% of the effective price of a subsequent financing, bearing interest at 10% through October 2011 and 11.5% thereafter, matured in October 2011, unsecured. This note is in default at March 31, 2012.	435,556	435,556
10% Convertible Debentures (2010), conversion rate at the option of the holder at the lesser of $1 or 75% of the effective price of a subsequent financing, bearing interest at 10% through October 2011, 11.5% thereafter, matured in October 2011, unsecured. This note is in default at March 31, 2012.	100,000	100,000
Note payable to a bank, bearing interest at prime plus 2.25% per annum, payable in monthly installments of $8,138, matures in October 2013, secured by certain equipment	126,515	126,515
Equipment lease obligations, imputed interest rate of 5%, payable in monthly installments aggregating $10,600. They mature at various dates ranging between September, 2013 and December, 2014, secured by certain equipment with a carrying value of $288,149 and $234,912 at March 31, 2012 and December 31, 2011, respectively.	250,187	212,555
Credit line from a bank, bearing interest at 3.75% per annum, interest payable monthly, matures in October 2013, unsecured.	48,886	48,886

Note payable, payable as follows: (1) the lesser of 100% of net profit for the twelve month period ending September 30, 2012 of a corporate-owned health club located in Florida or $75,000, which is payable in twelve monthly consecutive installments starting October 2012, (2) the lesser of 100% of net profit for the twelve month period ending September 30, 2013 of a corporate-owned health club located in Florida or $75,000 plus any amount in (1) which was less than $75,000, which is payable in twelve monthly consecutive installments starting October 2013, and (3) 18 monthly installments of $8,333 starting April 2012, unsecured.

	300,000	300,000
Advance from a director, bearing interest at 12.5% per annum, unsecured, payable in 12 monthly installments.	8,440	12,163
	1,345,731	1,311,822
Less current portion	(826,578)	(789,342)

	$519,193	$522,480

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. – OBLIGATIONS TO ISSUE SHARES

The Company is obligated to issue common shares under various agreements. The Company disputes these issuance of such shares due to nonperformance by the counterparty. However, the Company has recorded a liability for the value of the shares initially measured at the time the obligation to issue the shares occurred.

	March 31,		December 31,
	2012		2011
Obligation to issue common shares	Shares	$	Shares	$

Investor	50,000	$100,000	50,000	$100,000
ShapeXpress acquisition	250,000	25,000	250,000	25,000
Access acquisition	10,000	1,000	10,000	1,000
Lender	15,000	15,000	15,000	15,000
Business acquisition	50,000	50,000	50,000	50,000
Investor	50,000	50,000	50,000	50,000
	425,000	$241,000	425,000	$241,000

NOTE 10. – COMMON STOCK

Shares Issued for Professional Advisory

The issuance of common stock during the three-month period ended March 31, 2011 is summarized in the table below:

	Number of Shares of Common Stock	Fair Value at Issuance	Fair Value at Issuance (per share)
Services performed- Advisory	100,000	$100,000	$1.00

Stock Options

The Company does not have a formal stock option plan, but has granted stock options to some of its employees and consultants. The options vesting periods range from immediate vesting to one fifth of the grant vesting each year over a five year grant and expire within 5.5 years from the date of grant.

The share-based payment is based on the fair value of the outstanding options amortized over the requisite period of service for option holders, which is generally the vesting period of the options.

Because there is no active market for the Company’s shares of common stock, which is the underlying instrument of the options, the expected volatility the Company uses for the valuation of its options is based on the historical volatility of publicly-traded companies comparable to the Company.

The Company did not grant any options during the three-month period ended March 31, 2012 and 2011.

The total compensation cost related to non-vested awards not yet recognized amounted to approximately $450 at March 31, 2012 and the Company expects that it will be recognized over the following weighted-average period of 6 months.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. – COMMON STOCK (Continued)

Reserved Shares

The Company has reserved the following shares of common stock as of March 31, 2012:

Warrants	217,778
Conversion feature	468,869
Agreements	375,000
Options	378,500
1,440,147

NOTE 11. – PREFERRED STOCK

The board of directors have designated 50,000 shares of preferred stock Series A 7.5% Convertible Preferred Stock, convertible at any time at a price which is the lesser of: (1) $2, per share or (2) the price of an initial public offering of the Company’s common stock. The preferred shares must convert upon an initial public offering of the Company’s common stock. During the three-month periods ended March 31, 2012 and 2011the Company paid preferred dividends of $1,875.

The preferred shares are redeemable on or after 30 months after issuance at a redemption price of $2.00, per share. Dividends are payable monthly. The Company issued 50,000 shares of preferred stock for total proceeds of $100,000 during 2008.

Preference

(a)

In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary (“Liquidation”), except as set forth in subparagraph (b) below, holders of the Series A Preferred Stock shall be entitled (i) after distribution or payment in full to the holders of any series of preferred stock or other outstanding securities of the Company now or hereafter authorized ranking senior to the Series A Preferred Stock as to distribution of assets upon Liquidation in accordance with the terms thereof and (ii) before any assets of the Company shall be distributed among or paid over to the holders of the Company’s common stock or the holders of any other securities of the Company ranking junior to the Series A Preferred Stock as to distribution of assets upon Liquidation, to be paid $2.00 per share.

(b)

If, upon such Liquidation, the assets of the Company distributable as described above among the holders of the Series A Preferred Stock and any other securities of the Company ranking pari passu with the Series A Preferred Stock as to distribution of assets on Liquidation, shall be insufficient to permit the payment to such holders of at least the amounts provided in subparagraph (a) above, then, after distribution of the assets to the holders of any series of preferred stock or other securities of the Company now or hereafter authorized ranking senior to the Series A Preferred Stock, in accordance with the terms thereof, the entire assets of the Company shall be distributed pro rata among the holders of the Series A Preferred Stock and any other securities of the Company ranking pari passu as to distribution of assets upon Liquidation based on their respective liquidation preferences.

NOTE 12. - NONCONTROLLING INTEREST

The Company made capital distributions to its non-controlling interests holders amounting to $5,831 and $0 during the three-month period ended March 31, 2012 and 2011, respectively.

DIVERSIFIED HEALTH AND FITNESS, INC. & SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. – RELATED PARTIES

Other Agreements

Consultant and Director. - On April 1, 2010 we entered into a 4-year agreement with Roger Wittenberns to be a Consultant of the Company under which agreement he shall provide leadership with respect to its day to day management of company owned health clubs, franchise support staff, franchise operations, franchise sales, lead generation, promotions, web site development, acquisition due diligence, and club marketing support. During the initial year of the agreement, The Consultant receives a monthly base fee of $5,000, which may be increased by approval of the compensation committee. Mr. Wittenberns has subsequently waived these fees in an effort to help the Company manage its cash flow.

Two sons of one of the Company’s directors act as its area developers in North Florida. As area developers, they receive a portion of royalty revenues attributable to their individual franchises. The Company paid such related parties $1,732 and $1,420 during the three-month period ended March 31, 2012 and 2011, respectively, in connection with their services as area developers.

A company, owned by one of the Company’s officers, provides personal training services to individual members of company-owned gyms who elect to take this service. The individual members pay directly the related party. The related party received $ 12,040 during the three-month period ended March 31, 2012 in connection with providing the personal training services.

NOTE 14. – SUBSEQUENT EVENTS

Issuance of Shares

In April 2012, the Company issued 50,000 shares to one of its directors.

EXHIBIT INDEX

Exhibit
Number		Description
3.1		Amended and Restated Articles of Incorporation
3.2		Articles of Designation of Series A Preferred Stock
3.3		Bylaws
10.1		Lease and Amendment
10.2		Asset Purchase Agreement and Amendment
10.3		Operating Agreement, Lake Worth
10.4		Operating Agreement, Diversified Health Club I, LLC
10	.5+	Employment Agreement between the Registrant and Andrew Barnett
10	.6+	Consulting Agreement between Registrant and Roger Wittenberns
23.2		Consent of Sherb & Co., LLP

———————

+	Management contract or compensatory plan or arrangement.